SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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☐	Soliciting Material Pursuant to § 240.14a-12

Verenium Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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July [__], 2009

Dear Stockholder:

This letter accompanies the Notice of Annual Meeting of Stockholders and related Proxy Statement for the meeting to be held on Tuesday, September 1, 2009, at 10:00 a.m. local time at the Hotel Marlowe, 25 Edwin H. Land Boulevard, Cambridge, Massachusetts 02141..  We hope that it will be possible for you to attend in person.

At the meeting, the stockholders will be asked to elect the three directors named in our proxy statement to our Board of Directors, ratify the selection of our independent registered public accounting firm, approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of common stock, and approve a stock option exchange program.

We will also present a report on our operations and activities.  Following the meeting, management will be pleased to answer your questions about Verenium.

The Notice of Annual Meeting of Stockholders and related Proxy Statement accompanying this letter describe the matters upon which stockholders will vote at the upcoming meeting, and we urge you to read these materials carefully.

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD, OR VOTE OVER THE PHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS SO WE CAN BE SURE OF A QUORUM TO VOTE ON THESE PROPOSALS FOR STOCKHOLDER ACTION.  If you attend the meeting, you may revoke your proxy and vote in person, if you so desire.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Sincerely,

[Facsimile Signature]

Carlos A. Riva
Chief Executive Officer

PRELIMINARY COPY

VERENIUM CORPORATION
55 Cambridge Parkway, Cambridge, MA 02142

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 1, 2009
Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Verenium Corporation, a Delaware corporation (“Verenium” or the “Company”).  The meeting will be held on Tuesday, September 1, 2009 at 10:00 a.m. local time at the Hotel Marlowe, 25 Edwin H. Land Boulevard, Cambridge, Massachusetts 02141 for the following purposes:

1.	To elect the three directors named in our proxy statement to hold office until the 2012 Annual Meeting of Stockholders.

2.	To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of common stock.

3.	To approve a stock option exchange program.

4.
To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.

5.	To consider and vote upon an adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 2 and No. 3.

6.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The board of directors of the Company has fixed July 24, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.  Only holders of record of shares of Verenium common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting.  On the record date, the Company had [__________] shares of common stock outstanding and entitled to vote.

Your vote is important.  The affirmative vote of a plurality of the votes of the shares of Verenium’s common stock having voting power present in person or represented by proxy at the annual meeting is required to elect directors pursuant to Proposal No. 1.  The affirmative vote of holders of a majority of Verenium’s common stock having voting power outstanding on the record date for the annual meeting is required for approval of Proposal No. 2.  The affirmative vote of the majority of shares of Verenium’s common stock having voting power present in person or represented by proxy at the annual meeting is required for approval of Proposals No. 3, 4 and 5, if required.

Even if you plan to attend the annual meeting in person, the Company requests that you sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible to ensure that your shares will be represented at the annual meeting if you are unable to attend.  If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of Proposals No. 1 through 5.  If you fail to return your proxy card and do not attend the annual meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the annual meeting and will count as a vote against Proposal No. 2.  If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.  Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

BY ORDER OF THE BOARD OF DIRECTORS,

[Facsimile Signature]

Gerald M. Haines II
Executive Vice President, Chief Legal Officer and Secretary

Cambridge, Massachusetts
July [__], 2009

THE BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, VERENIUM AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL.  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH PROPOSAL.

VERENIUM CORPORATION

55 Cambridge Parkway, Cambridge, MA 02142

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

September 1, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Verenium Corporation (sometimes referred to as the “Company” or “Verenium”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders.  You are invited to attend the annual meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card.  The meeting will be held on Tuesday, September 1, 2009 at 10:00 a.m. local time at the Hotel Marlowe, 25 Edwin H. Land Boulevard, Cambridge, Massachusetts 02141.  Directions to our offices may be found on our website at http://www.verenium.com/contact.asp.

Verenium intends to mail this proxy statement and accompanying proxy card on or about July [__], 2009 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 24, 2009 will be entitled to vote at the annual meeting.  On the record date, there were [________] shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 24, 2009 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 24, 2009 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Election of the three directors named in the proxy statement;
•	Approval of an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of common stock;
•	Approval of a stock option exchange program; and
•	Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify.  For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using a touch-tone telephone, the Internet or the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote by touch-tone telephone, dial the toll-free number on your proxy card.
•	To vote via the Internet, follow the instructions on your proxy card.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Verenium. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 24, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “for” the election of all nominees for director and “for” each of the other proposals discussed in this proxy statement.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies, including the printing and filing of this proxy statement, the proxy card and any additional information furnished to stockholders. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable out-of-pocket expenses they incur to forward proxy materials to beneficial owners.

We have retained MacKenzie Partners, LLC to act as a proxy solicitor on our behalf for its customary fee, estimated to be $5,000 plus reimbursement of out-of-pocket expenses.

There are several stockholders at my address. Why did we receive only one set of proxy materials?

We have adopted a procedure called “householding,” which means that we deliver a single set of proxy materials to households with multiple stockholders, provided certain conditions are met.  We will continue to provide only one set of proxy materials to each such household, unless we receive contrary instructions.

 What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts and you are not participating in “householding.”  Please complete, sign and return each proxy card to ensure that all of your shares are voted.  If you are a stockholder of record and would like to receive a single set of materials in the future, please contact our Investor Relations Department, Verenium Corporation, 55 Cambridge Parkway, Cambridge, MA 02142.

May I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.
•	You may send a written notice that you are revoking your proxy to Verenium’s Secretary at the Company’s principal executive offices, 55 Cambridge Parkway, Cambridge, MA 02142.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2009, to Verenium’s Secretary at 55 Cambridge Parkway, Cambridge, MA 02142. Stockholders wishing to submit proposals or director nominations that are not to be included in the proxy statement for the Company’s 2010 annual meeting of stockholders must do so no later than June 3, 2010 and no earlier than May 4, 2010, or, if the 2010 annual meeting of stockholders takes place prior to August 2, 2010, no later than 90 days before the 2010 annual meeting or the tenth day after the public announcement of the date of the 2010 annual meeting, and no earlier than 120 days before the 2010 annual meeting. Stockholders are also advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes.  Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal except Proposal No. 2.  For Proposal No. 2, broker non-votes will have the same effect as “Against” votes.

What are “broker non-votes?”

Broker non-votes occur when you are the beneficial owner of shares and your shares are held by your broker as your nominee (that is, in “street name”).  Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.  If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. Non-routine matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.  On non-routine items for which you do not give your broker instructions, your broker will not vote and the shares will be treated as broker non-votes.

If you are the beneficial owner of shares that are held by your broker in street name, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares without instructions from you.  Brokers are not expected to have discretionary authority to vote for Proposals No. 3, 5 and 6.  To make sure your vote is counted, you should instruct your broker to vote your shares, following the procedure provided by your broker.

How many votes are needed to approve each proposal?

•
For the election of the three directors, the three nominees named in the proxy statement receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•
To be approved, Proposal No. 2, approval of the amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding shares of common stock, must receive a “For” vote from the holders of a majority of the Company’s common stock having voting power outstanding on the record date for the annual meeting.  If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes.

•
To be approved, Proposal No. 3, approval of a stock option exchange program, and Proposal No. 4, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009, must receive a “For” vote from the majority of shares present in person or represented by proxy and entitled to vote on the proposal at the meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were [__________] shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present in person or by proxy at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the third quarter of 2009.

What proxy materials are available on the Internet?

The proxy statement and annual report to stockholders are available on our website at www.verenium.com.

Proposal 1

Election Of Directors

Verenium’s certificate of incorporation and bylaws provide that the board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term.

Verenium’s board of directors is presently composed of ten members. The three directors in the class whose term of office expires in 2009 are Dr. James H. Cavanaugh and Messrs. Simon Rich and Joshua Ruch.  Dr. James H. Cavanaugh is currently a director of Verenium who was previously elected by the stockholders. Mr. Rich has served as a director of Verenium since March 12, 2008.  Mr. Ruch became a director of Verenium in connection with the Company’s merger with Celunol Corp. (“Celunol”). If elected at Verenium’s annual meeting, each of Dr. Cavanaugh and Messrs. Rich and Ruch would serve until Verenium’s 2012 annual meeting of stockholders and until his successor is elected and qualified, or until his earlier death, resignation, or removal. Proxies may only be voted for three nominees, and may not be voted for a greater number of persons. It is Verenium’s policy to invite, but not require, the members of the board of directors to attend Verenium’s annual meetings of stockholders.  One member of the board of directors attended Verenium’s 2008 annual meeting of stockholders.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that a nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Nominees for Election for a Three-Year Term Expiring at Verenium’s 2012 Annual Meeting

Dr. James H. Cavanaugh, 72, has been a director of Verenium since 1992 and Verenium’s Chairman since 1998. Since 1988, Dr. Cavanaugh has served as a general partner of HealthCare Ventures LLC, a venture capital management company. Dr. Cavanaugh was formerly president of SmithKline & French Laboratories—U.S., the pharmaceutical division of SmithKline Beckman Corporation. Previously, he was president of SmithKline Beckman’s clinical laboratory business and, before that, president of Allergan International, a pharmaceutical company. Prior to his industry experience, Dr. Cavanaugh served as staff assistant to the President for Health Affairs and then deputy director of the Domestic Council. Under President Ford, he was appointed deputy assistant to the President for Domestic Affairs and deputy chief of the White House staff. Dr. Cavanaugh is the non-executive chairman of Shire plc. (NASDAQ-GS: SHPGY), a specialty pharmaceutical company, and serves as a director on the board of Middlebrook Pharmaceuticals, Inc. (formerly known as Advancis Pharmaceuticals Corp.) (NASDAQ-GM: MBRK), a biopharmaceutical company.

Mr. Simon Rich, 64, has served as a director of Verenium since March 2008. Mr. Rich spent more than 15 years with the Louis Dreyfus Group where he held various positions, beginning with Executive Vice President of Louis Dreyfus Energy; Chairman, Chief Executive Officer of Louis Dreyfus Natural Gas; and Chief Operating Officer and Managing Director of Duke-Louis Dreyfus, a joint venture between Duke Energy and Louis Dreyfus Group; and President of Louis Dreyfus Holding Company. Mr. Rich currently teaches at the Nicholas School of the Environment and Earth Sciences at Duke University, where he formerly chaired the board of visitors. His current affiliations include chairman of the Environmental Defense Fund of North Carolina and chairman for the Center for Environmental Farming Systems. Mr. Rich is also a director of Triangle Capital Corporation (NASDAQ-GM: TCAP), a business development company.  Mr. Rich is a graduate of Duke University.

Mr. Joshua Ruch, 59, has served as a director of Verenium since 2007, and prior to Verenium’s merger with Celunol, was a director of Celunol since December 2004.  Mr. Ruch is the Chairman and Chief Executive Officer of Rho Capital Partners, Inc., an investment and venture capital management company, which he co-founded in 1981. Prior to founding Rho, Mr. Ruch was employed in investment banking at Salomon Brothers. Mr. Ruch received a B.S. degree in electrical engineering from the Israel Institute of Technology (Technion) and an M.B.A. from the Harvard Business School. Mr. Ruch is also a director of GenVec, Inc. (NASDAQ-GM: GNVC) and a number of private companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NAMED DIRECTOR NOMINEES.

Directors Continuing in Office until Verenium’s 2010 Annual Meeting

Dr. Fernand Kaufmann, 66, has been a director of Verenium since 2004. Dr. Kaufmann retired from The Dow Chemical Company, a public chemical manufacturing company, in 2001. During his over 30-year career at Dow, Dr. Kaufmann served in a number of senior executive capacities, including Group Vice-President for New Businesses and as a member of Dow’s management executive committee. Dr. Kaufmann currently serves as Chief Executive Officer and chairman of the board of HPL S.A., a Swiss technology start-up company in the field of novel lithium-ion battery technology. Dr. Kaufmann also serves as a board member for Schmack Biogas, a German based biogas Company publically traded on the Xetra exchange.  Dr. Kaufmann received a Ph.D. in polymer chemistry from the University of Strasbourg in France in 1969.

Mr. Carlos A. Riva, 55, has been Verenium’s President, Chief Executive Officer and a director since 2007. Prior to Verenium’s merger with Celunol, Mr. Riva was the Chairman and Chief Executive Officer of Celunol since 2006. Prior to joining Celunol, from 2003 to 2005 Mr. Riva served as Executive Director of Amec plc, a major global construction and engineering company based in the U.K., where he was responsible for the company’s operations in the United States and Britain and for Amec’s global oil and gas business strategy. From 1995 to 2003, Mr. Riva was Chief Executive Officer of InterGen, a Boston-based joint venture between Shell and Bechtel that developed more than 18,000 megawatts of electric generating capacity, along with gas storage and pipelines, on six continents. From 1992 to 1994, Mr. Riva was President and Chief Operating Officer of Boston-based J. Makowski Company, which developed the first independent power project in the United States. Mr. Riva received his .B.S. and M.S. degrees in Civil Engineering from the Massachusetts Institute of Technology and Stanford University respectively, and an M.B.A. from the Harvard Business School.

Mr. John F. Dee, 51, has been a director of Verenium since May 2008.  Mr. Dee served as President and Chief Executive Officer of Hypnion, Inc., a privately-held neurosciences drug discovery company, from July 2000 through its acquisition by Eli Lilly and Company in April 2007.  Prior to Hypnion Mr. Dee spent several years in senior executive rules for biotechnology companies, and as a senior consultant at McKinsey & Co., Inc., a management consulting firm, where he led teams of senior executives in the development and implementation of new strategic directives and performance improvements. Mr. Dee is currently chairman of the board for NeuroPhase Inc., a neuroscience company focused on neurodegenerative disorders, and previously served as chairman of the board for BioProcessors Corporation, a privately-held company focused on advancements in bioprocessing for the life sciences industry. Mr. Dee holds B.A. and M.S.  Degrees  in Engineering from Stanford University and an M.B.A. from Harvard University.

Directors Continuing in Office until Verenium’s 2011 Annual Meeting

Mr. Peter Johnson, 61, has been a director of Verenium since 1999. Mr. Johnson was a founder of Agouron Pharmaceuticals, Inc. and served as its President and Chief Executive Officer from its inception in 1984 until 2000. Mr. Johnson currently serves as a director of a nonprofit organization. Mr. Johnson received a B.A. and an M.A. from the University of California.

Ms. Cheryl A. Wenzinger, 60, has been a director of Verenium since 2004 and serves as the chair of Verenium’s audit committee and as the audit committee’s financial expert. In her most recent position as audit partner at Deloitte & Touche from 1984 to 2000, Ms. Wenzinger served many private and public companies, with a focus on health care providers and insurers, manufacturing, and agribusiness. She currently serves on the Board of Directors of Banner Health, where she chairs the audit committee, and on the Board of Trustees for Delta Dental Plan of Colorado, where she serves on the audit committee as the financial expert. Ms. Wenzinger received a B.S. in Accounting from the University of Northern Colorado and is a Certified Public Accountant.

Mr. Michael Zak, 55, has been a director of Verenium since 2007, and prior to Verenium’s merger with Celunol, was a director of Celunol since 2004. Since 1991, Mr. Zak has been with Charles River Ventures, a venture capital management company. From 1986 to 1991, he served as co-founder and Vice President of Concord Communications, a start-up network monitoring and analysis software company.  Mr. Zak was previously employed by Motorola, Inc. and McKinsey & Company, Inc and served as a communications and signals intelligence officer in the United States Marine Corps. Mr. Zak holds a B.S. degree in engineering from Cornell University and an M.B.A. from the Harvard Business School.

Information Regarding the Verenium Board of Directors and Corporate Governance

Independence of the Board of Directors

As required under the listing standards of the NASDAQ Stock Market, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and Verenium, its senior management and its independent registered public accounting firm, the Verenium board of directors affirmatively has determined that all of Verenium’s directors are independent directors within the meaning of the applicable NASDAQ Stock Market listing standards, except for Mr. Riva, who is Verenium’s President and Chief Executive Officer.

Meetings of the Board of Directors

The Verenium board of directors met 13 times during the last fiscal year. Each board member attended 75% or more of the aggregate of the meetings of the board and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

As required under applicable NASDAQ Stock Market listing standards, in fiscal 2008, Verenium’s board met four times in executive session.

Information Regarding Committees of Verenium’s Board of Directors

Verenium’s board has four committees: an audit committee, a compensation committee, nominating and corporate governance committee, and a finance committee. The following table provides membership and meeting information for fiscal 2008 for each of the board committees:

Name	Age	Audit		Compensation		Governance and Nominating		Finance
Dr. James H. Cavanaugh	72			X		X
Mr. John F. Dee	51							X
Mr. Peter Johnson	61			X	*	X
Dr. Fernand Kaufmann	66	X		X
Mr. Mark Leschly	40	X				X	*
Mr. Simon Rich	64
Mr. Carlos A. Riva	55
Mr. Joshua Ruch	59			X				X
Ms. Cheryl A. Wenzinger	60	X	*
Mr. Michael Zak	55	X						X	*

Former Director:
Dr. Melvin I. Simon	71
Total meetings in fiscal 2008		12		4		3		2

*	Committee Chairperson

Below is a description of each committee referred to above. The Verenium board of directors has determined that each member of each of these committees meets the applicable rules and regulations regarding “independence” as applicable to board and committee memberships and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Verenium. The charters for each of these committees may currently be accessed on Verenium’s website at www.verenium.com. Information contained in or accessible through Verenium’s website does not constitute a part of this proxy statement.

Audit Committee

The audit committee’s primary responsibility is to monitor and evaluate management’s financial reporting process and the accounting policies on which it is based, together with the independent registered public accounting firm’s review thereof, to assure that (1) the outcome reflects Verenium’s financial condition and the financial effects of Verenium’s activities in a full, fair, accurate, timely, and understandable manner and (2) that the systems of internal and disclosure controls are effective. In carrying out this responsibility, the audit committee meets with Verenium’s independent registered public accounting firm on a regular basis to discuss the quarterly financial statements and to review the results of the annual audit and discuss the annual financial statements; appoints, oversees the independence of, and evaluates the performance of the independent registered public accounting firm; and receives and considers the comments of the independent registered public accounting firm as to controls, adequacy of staff and management performance, and procedures in connection with audit and financial controls. The audit committee is composed of three directors, Ms. Wenzinger, Dr. Kaufmann, and Mr. Zak, with Ms. Wenzinger serving as the chair of the committee.

Verenium’s board of directors annually reviews the NASDAQ Stock Market listing standards for audit committee membership and has determined that all members of the audit committee meet all NASD criteria for audit committee membership., and are independent as currently defined in Rule 5000(a)(19) of the NASDAQ Stock Market listing standards.  The board of directors has also determined that Ms. Wenzinger qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules. Verenium’s board of directors made a qualitative assessment of Ms. Wenzinger’s level of knowledge and experience based on a number of factors, including her formal education, professional certification, and experience as an audit partner of a public accounting firm.

Compensation Committee

Verenium’s compensation committee reviews and approves salaries and incentive compensation to officers and employees, awards stock options to employees and consultants under Verenium’s stock option plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the board of directors may delegate. The compensation committee is composed currently of four directors:  Messrs Johnson and Ruch, and Drs. Cavanaugh and Kaufmann, with Mr. Johnson serving as the chairman of the committee. All members of the compensation committee are independent, as independence is currently defined in Rule 5000(a)(19) of the NASDAQ Stock Market listing standards.

The specific determinations of the compensation committee with respect to executive compensation for 2008 are described in greater detail in the section entitled “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

The compensation committee consists of four directors: Messrs. Johnson and Ruch and Drs. Cavanaugh and Kaufmann. None of the members of Verenium’s compensation committee is or has been an employee or officer of Verenium. None of Verenium’s executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on Verenium’s board of directors or compensation committee.

Governance and Nominating Committee

The governance and nominating committee evaluates Verenium’s corporate governance functions on behalf of the board of directors, including procedures for compliance with applicable legal, ethical, and regulatory requirements that affect corporate governance, makes recommendations to the board of directors regarding governance issues, identifies, reviews, and evaluates candidates to serve as directors of Verenium, serves as a focal point for communication between such candidates, the board of directors, and Verenium’s management, and recommends such candidates to the board of directors. The governance and nominating committee’s primary responsibilities include assessment of the board of directors, conflicts of interest assessment, corporate governance guidelines, procedures for information dissemination, and director nominations, board of directors committee nominations, and recommendations regarding director changes of position. The governance and nominating committee is composed currently of two directors: Mr. Johnson and Dr. Cavanaugh. All members of the governance and nominating committee are independent, as independence is currently defined in Rule 5000(a)(19) of the NASDAQ Stock Market listing standards.

The governance and nominating committee believes that candidates for director should possess certain minimum qualifications, including high personal integrity and ethics and the ability to understand basic financial statements. The governance and nominating committee also considers factors such as relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of Verenium, demonstrated excellence in his or her field, experience in the markets Verenium serves, and the ability to exercise sound business judgment. However, the governance and nominating committee retains the right to modify these factors from time to time. Candidates for director are reviewed in the context of the current composition of the board of directors, the operating requirements of Verenium, and the long-term interests of stockholders. In conducting this assessment, the governance and nominating committee considers the current needs of the board of directors and Verenium, and seeks to maintain a balance of knowledge, experience and capability, and to avoid or effectively manage potential conflicts of interest. In the case of new director candidates, the governance and nominating committee also determines whether a particular candidate must be independent for NASDAQ Stock Market purposes, which determination is based upon applicable NASDAQ Stock Market listing standards and applicable Securities and Exchange Commission rules and regulations. In the case of incumbent directors whose terms of office are set to expire, the governance and nominating committee reviews such directors’ overall service to Verenium during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

At this time, the governance and nominating committee does not consider director candidates recommended by stockholders. The governance and nominating committee believes that it is in the best position to identify, review, evaluate, and select qualified director candidates based upon its comprehensive criteria for board of directors membership. The governance and nominating committee uses its network of contacts to compile a list of potential director candidates, but it may also engage, if it deems appropriate, a professional search firm. The governance and nominating committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board.

Finance Committee

The finance committee assists the board of directors in overseeing and evaluating matters related to short and long-term financial planning, strategic financial options and capital structure, and, as necessary and appropriate, advises the board of directors on the engagement of outside financial advisors, investment banks, or other experts on finance-related matters. The finance committee is comprised of three directors, Messrs. Dee, Ruch, and Zak, with Mr. Zak serving as the chair of the committee. All members of the finance committee are independent, as independence is currently defined in Rule 5000(a)(19) of the NASDAQ Stock Market listing standards.

Stockholder Communications with Verenium’s Board of Directors

Stockholders and other parties interested in communicating directly with the non-management directors of Verenium as a group may do so by writing to the Secretary of Verenium Corporation, 55 Cambridge Parkway, Cambridge, MA 02142. Any communication must state the number of shares owned by the stockholder making the communication. Effective September 21, 2004, the Governance and Nominating Committee of Verenium’s board of directors approved a process for handling letters received by Verenium and addressed to non-management members of Verenium’s board of directors. Under that process, the Secretary of Verenium reviews all such correspondence and regularly forwards to Verenium’s board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of Verenium’s board of directors or committees thereof or that the Secretary otherwise determines requires their attention. If the Secretary determines that the communication is unduly hostile, threatening, or similarly inappropriate, the Secretary shall discard the communication. Directors may at any time review a log of all correspondence received by Verenium that is addressed to members of the board of directors and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are immediately brought to the attention of Verenium’s legal and accounting departments and handled in accordance with procedures established by the audit committee with respect to such matters.

Code of Ethics

Verenium has adopted the Verenium Corporation Code of Business Conduct and Ethics, or Code of Conduct, that applies to all officers, directors and employees. The Code of Conduct is available on Verenium’s website at http://www.verenium.com/about_governance.asp. If Verenium makes any substantive amendments to the Code of Conduct or grants any waiver from its provisions to any executive officer or director, Verenium will promptly disclose the nature of the amendment or waiver on its website, and in accordance with Securities and Exchange Commission rules and regulations, as applicable.

Non-Employee Director Compensation

The following table shows for the fiscal year ended December 31, 2008 certain information with respect to the compensation of all non-employee directors of Verenium:

DIRECTOR COMPENSATION FOR FISCAL 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Dr. James H. Cavanaugh, Chairman of the Board, Verenium Corporation President, Healthcare Ventures LLC	$47,500	—	$74,139	(2)	—	—	—	$121,639

John Dee, Former President and Chief Executive Officer of Hypnion, Inc. (3)	$30,250	—	$11,392	(4)	—	—	—	$41,642

Peter Johnson, Former CEO of Agouron Pharmaceuticals, Inc.	$56,000	—	$55,507	(5)	—	—	—	$112,007

Dr. Fernand Kaufmann, Former Senior Executive, The Dow Chemical Corporation	$56,000	—	$52,494	(6)	—	—	—	$108,494

Mark Leschly, Managing Partner, Rho Capital Partners, Inc.	$62,500	—	$55,507	(7)	—	—	—	$118,007

Simon Rich, Nicholas School of the Environment and Earth Sciences at Duke University(9)	$26,250	—	$18,254	(8)	—	—	—	$44,504

Joshua Ruch, Chairman and Chief Executive Officer of Rho Capital Partners, Inc.	$55,500	—	$31,202	(10)	—	—	—	$86,702

Cheryl A. Wenzinger, Retired Audit Partner, Deloitte & Touche LLP	$84,000	—	$55,507	(11)	—	—	—	$139,507

Michael Zak, Partner, Charles River Ventures	$69,500	—	$31,202	(12)	—	—	—	$100,702

Melvin I. Simon, Ph.D., Anne P. and Benjamin E. Biaggini Professor of Biological Sciences, California Institute of Technology	**	**	**		**	**	**	**

**	Dr. Simon resigned as a director effective March 12, 2008.

(1)
Amounts relate to stock option awards and reflect the share-based compensation expense recognized for financial statement reporting purposes using the multiple option approach in accordance with SFAS 123(R). Amounts include compensation costs recognized in 2008 with respect to awards granted both in 2008 as well as in previous fiscal years. Pursuant to SEC rules, the amounts shown in this table exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by the directors. See Note 12 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 16, 2009, and incorporated by reference into this proxy statement, for a discussion of the relevant assumptions used to determine the valuation of our stock awards for accounting purposes in 2008.

(2)	The Option Awards amount includes options to purchase 202,771 shares of common stock outstanding as of December 31, 2008. No new options granted during 2008.
(3)	Mr. Dee became a director of Verenium on May 8, 2008
(4)
The Option Awards mount includes options to purchase 25,000 shares of common stock outstanding as of December 31, 2008. The grant date fair value of the options to purchase 25,000 shares of common stock that were granted on May 22, 2008 is $33,934.

(5)	The Option Awards amount includes options to purchase 186,657 shares of common stock outstanding as of December 31, 2008. No new options granted during 2008.
(6)	The Option Awards amount includes options to purchase 89,583 shares of common stock outstanding as of December 31, 2008. No new options granted during 2008.
(7)	The Option Awards amount includes options to purchase 172,771 shares of common stock outstanding as of December 31, 2008. No new options granted during 2008.
(8)
The Option Awards amount includes options to purchase 25,000 shares of common stock outstanding as of December 31, 2008. The grant date fair value of the options to purchase 25,000 shares of common stock that were granted on March 28, 2008 is $43,604.

(9)	Mr. Rich became a director of Verenium on March 12, 2008
(10)	The Option Awards amount includes options to purchase 25,000 shares of common stock outstanding as of December 31, 2008. No new options granted during 2008.
(11)	The Option Awards amount includes options to purchase 116,250 shares of common stock outstanding as of December 31, 2008. No new options granted during 2008.
(12)	The Option Awards amount includes options to purchase 25,000 shares of common stock outstanding as of December 31, 2008. No new options granted during 2008.

During 2008, each non-employee director of Verenium received an annual retainer of $25,000, a fee of $1,500 per board meeting attended, and a fee of $1,000 per meeting for committee participation. Directors who served as committee chairpersons for board committees received an additional fee of $1,000 per committee meeting, with the Chairperson of the Audit Committee receiving an additional retainer of $7,500 for 2008. In the year ended December 31, 2008, the total fees paid to all non-employee directors was $488,000 for service on the board. In accordance with Verenium’s policy, members of the board of directors were also eligible for reimbursement for expenses incurred in connection with their attendance at board meetings.

Each non-employee director also received awards under Verenium’s 2005 Non-Employee Directors’ Equity Incentive Plan. Only non-employee directors of Verenium are eligible to receive options or other equity-based awards under this Plan. Options granted under the 2005 Non-Employee Directors’ Equity Incentive Plan are intended by Verenium not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. Stock awards and awards of stock options under the 2005 Non-Employee Directors’ Equity Incentive Plan are discretionary. As of March 31, 2009, 965,789 shares are authorized for issuance under the 2005 Non-Employee Directors’ Equity Incentive Plan, 774,583 options are outstanding and no options have been exercised. Prior to 2005, certain directors had also received options under the Verenium 1999 Non-employee Directors’ Stock Option Plan. As of March 31, 2009, 311,792 options were outstanding under the Verenium 1999 Non-employee Directors’ Stock Option Plan, and 138 options had been exercised.

Proposal No. 2

Approval of an Amendment to the Company’s Certificate of Incorporation to Effect a Reverse Stock Split

Overview

At the annual meeting, Verenium’s stockholders will be asked to approve an amendment to the Company’s certificate of incorporation to effect a reverse stock split of all outstanding shares of common stock at an exchange ratio between twelve-for-one and twenty-for-one.  If we receive the required stockholder approval, the board of directors will have the sole authority to elect, at any time prior to the first anniversary of this annual meeting of stockholders: (1) whether or not to effect a reverse stock split, and (2) if so, the number of whole shares of our common stock between and including 12 and 20 which will be combined into one share of our common stock. The board of directors believes that providing the flexibility for the board to choose a final exchange ratio based on then-current market conditions is in the best interests of Verenium and its stockholders.

The text of the form of proposed amendment to Verenium’s certificate of incorporation is attached to this proxy statement as Annex A.  Such form provides that any whole number of shares of common stock between and including 12 and 20 would be combined and converted into one share of common stock.  If approved by the stockholders, the reverse stock split will become effective upon filing the amendment with the Secretary of State of the State of Delaware.  The amendment will contain the number of shares determined by the board of directors within the limits set forth in this Proposal No. 2 to be combined into one share of  common stock.

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split.

The par value of Verenium’s common stock would remain unchanged at $0.001 per share.  The amendment would not change the number of authorized shares of common stock.  Certain of Verenium’s officers and directors have an interest in this reverse split as a result of their ownership of shares of stock of the Company, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.

Reasons for the Reverse Stock Split

        Verenium’s board of directors believes that a reverse stock split is desirable and should be approved by stockholders for a number of reasons, including:

•
Increase in Eligible Investors.  A reverse stock split would allow a broader range of institutions to invest in Verenium’s stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity.

•
Increased Analyst and Broker Interest.  A reverse stock split would help increase analyst and broker interest in Verenium’s stock as their policies can discourage them from following or recommending companies with lower stock prices. Because of the trading volatility often associated with lower-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Verenium’s common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

•
Reduced Risk of NASDAQ Delisting.  By potentially increasing Verenium’s stock price, the reverse stock split would reduce the risk that the Company’s stock could be delisted from The NASDAQ Global Market which requires, among other things, that issuers maintain a closing bid price of at least $1.00 per share. Verenium’s common stock has traded in the near term below the $1.00 minimum bid price every trading day since March 2, 2009. Under normal circumstances, companies traded on The NASDAQ Global Market would receive a deficiency notice from NASDAQ if their common stock has traded below the $1.00 minimum bid price for 30 consecutive business days. Due to market conditions, however, on October 16, 2008, NASDAQ announced suspension of the enforcement of rules requiring a minimum $1.00 closing bid price and the market value of publicly held shares, with enforcement scheduled to resume on Monday, August 3, 2009. If Verenium’s common stock continues to trade below the $1.00 minimum bid price for 30 consecutive business days following the end of NASDAQ’s enforcement suspension, the Company would likely receive a deficiency notice. Following receipt of a deficiency notice, the Company expects it would have 180 calendar days to regain compliance by having its common stock trade over the $1.00 minimum bid price for at least a 10-day period. If the Company were to fail to regain compliance during the grace period, its common stock could be delisted from The NASDAQ Global Market.  If we fail to comply with NASDAQ continued listing standards for The NASDAQ Global Market, we may consider transferring to The NASDAQ Capital Market, which is a lower tier market, provided we meet the transfer criteria, or our common stock could be delisted and traded on the over-the-counter bulletin board network. Moving our listing to The NASDAQ Capital Market could adversely affect the liquidity of our common stock, as could having our common stock traded on the over-the-counter bulletin board network. Such alternatives are generally considered as less efficient markets and could seriously impair the liquidity of our common stock and limit our potential to raise future capital through the sale of our common stock, which could materially harm our business.

Effects of the Reverse Stock Split

Reduction of Shares Held by Individual Stockholders.    After the effective date of the proposed reverse stock split, each stockholder will own fewer shares of common stock. However, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the reverse split results in any stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of Verenium’s common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split). However, if the proposed reverse stock split is implemented, it will increase the number of stockholders of Verenium who own “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of common stock.

Reduction in Total Outstanding Shares.    The proposed reverse split will reduce the total number of outstanding shares of common stock by the exchange ratio determined by the board of directors within the limits set forth in this Proposal No. 2.

Change in Number and Exercise Price of Employee and Director Equity Awards.    The proposed reverse stock split will reduce the number of shares of common stock available for issuance under Verenium’s employee and director equity plans in proportion to the exchange ratio determined by the board of directors within the limits set forth in this Proposal No. 2. Under the terms of Verenium’s outstanding equity awards, the proposed reverse stock split will cause a reduction in the number of shares of common stock issuable upon exercise or vesting of such awards in proportion to the exchange ratio of the reverse stock split and will cause a proportionate increase in the exercise price of such awards to the extent they are stock options. The number of shares authorized for future issuance under Verenium’s equity plans will also be proportionately reduced. The number of shares of common stock issuable upon exercise or vesting of outstanding equity awards will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

Regulatory Effects.    Verenium’s common stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act or Verenium’s obligation to publicly file financial and other information with the Securities and Exchange Commission. If the proposed reverse stock split is implemented, Verenium’s common stock will continue to trade on The NASDAQ Global Market under the symbol “VRNM” (although NASDAQ would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

No Going Private Transaction.    Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, Verenium’s board of directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Risks of Proposed Reverse Split

The proposed reverse stock split may not increase Verenium’s stock price, which would prevent the Company from realizing some of the anticipated benefits of the reverse stock split.

Verenium’s board of directors expects that a reverse stock split of the Company’s common stock will increase the market price of the common stock so that the Company is able to maintain compliance with the NASDAQ minimum bid price listing standard.  However, the effect of a reverse stock split upon the market price of Verenium’s common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied.  It is possible that the per share price of Verenium’s common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time.  The market price of Verenium’s common stock may be based also on other factors which may be unrelated to the number of shares outstanding, including the Company’s future performance.  In addition, although it currently satisfies all other current standards for continued listing on the NASDAQ Global Market, there can be no assurance that the Company will not be delisted due to a failure to meet other continued listing requirements, including the minimum market capitalization of $50 million, or alternatively total assets and total revenues of $50 million, even if the market price per post-reverse split share of the Company’s common stock remains in excess of $1.00.  Notwithstanding the foregoing, Verenium’s board of directors believes that the proposed reverse stock split, will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement for the foreseeable future.

The proposed reverse stock split may decrease the liquidity of Verenium’s stock.

The liquidity of Verenium’s common stock  may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by Verenium’s stockholders, it will be effected, if at all, only upon a determination by the board of directors that a reverse stock split is in the best interests of Verenium and its stockholders. Such determination shall be based upon certain factors, including Verenium’s then current stock price, the existing and expected marketability and liquidity of the Company’s common stock, prevailing market conditions, the likely effect on the market price of the common stock and desire to continue to meet the listing requirements for The NASDAQ Global Market. Notwithstanding approval of the reverse stock split by the stockholders, Verenium’s board of directors may, in its sole discretion, abandon the proposed amendment to the certificate of incorporation and determine not to effect the reverse stock split as permitted under Section 242(c) of the Delaware General Corporation Law. If the board of directors fails to implement the reverse stock split prior to the one year anniversary of this annual meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

Effective Date

The proposed reverse stock split would become effective on the date of filing of a certificate of amendment to Verenium’s certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse stock split ratio determined by the board of directors within the limits set forth in this Proposal No. 2.

Payment for Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (a) the closing sales price of Verenium’s common stock on the effective date as reported on The NASDAQ Global Market by (b) the number of shares of common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Verenium’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates for record holders (i.e., stockholders who hold their shares directly in their own name and not through a broker). Record holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for a book entry with the transfer agent or certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS OF RECORD SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

For beneficial holders of pre-reverse split shares (i.e., stockholders who hold their shares through a broker), your broker will make the appropriate adjustment to the number of shares held in your account following the effective date of the reverse split.

Accounting Consequences

The par value per share of Verenium’s common stock will remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on the Company’s consolidated balance sheet attributable to common stock will be reduced and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Per share net income or loss will be increased because there will be fewer shares of Verenium’s common stock outstanding. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, Verenium’s stockholders are not entitled to dissenter’s rights with respect to the proposed amendment to the certificate of incorporation to effect the reverse split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended, or the Code, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, the Company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by Verenium as a result of the reverse stock split.

Required Vote and Recommendation of the Board of Directors

Approval and adoption of an amendment to Verenium’s certificate of incorporation to effect the reverse stock split requires the affirmative vote of at least a majority of the Company’s issued and outstanding shares of common stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

Proposal No. 3

Approval of a Stock Option Exchange Program

On May 7, 2009, our board of directors authorized the final terms of a stock option exchange program (“Option Exchange”) pursuant to which Verenium’s employees, officers and directors would be given the opportunity to exchange stock options with an exercise price above the closing price of the stock on the trading day immediately preceding the effective date of the Option Exchange for an equal or lesser number of new stock options, depending on the exercise price of the original option being exchanged.  The board of directors believes that the Option Exchange is in the best interest of stockholders and Verenium as new stock options received under the program will provide added incentive to motivate and retain talented human resources. In addition, it will provide the opportunity to reduce our “overhang” of outstanding employee stock options and allow Verenium to make better use of the compensation costs that we have already incurred from our outstanding stock option awards.    Under the 2007 Equity Incentive Plan, we cannot commence the Option Exchange without the approval of our stockholders.

Background

Verenium is the result of the merger of two companies in June of 2007: Diversa, a publically traded specialty enzyme company, and Celunol, a privately held biofuels company. Today Verenium is a leader in cellulosic ethanol development with a major joint venture with BP and is also a marketer of high performance specialty enzymes for the biofuels, industrial, and animal health markets. Our world class Research & Development organization is focused on novel enzyme development and has created a vast enzymatic library and proprietary technological know-how with a proven track record of accomplishing major corporate goals.

Historically, Diversa granted restricted stock and stock options in an effort to align employees’, officers’ and directors’ economic interests with the interests of its stockholders, and since June of 2007, the combined entity, Verenium, has continued this practice. Verenium, by means of the 2007 Equity Incentive Plan, seeks to secure and retain the services of employees and directors, to provide incentives for such persons to exert maximum efforts for the success of the company and its affiliates, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the common stock through the granting of stock awards.

Stock options provide actual economic value to the holder if the price of our stock has increased from the grant date at the time the option is exercised. Stock options motivate by providing more potential compensation based on increases in the value of the company as reflected in the price of its stock. Employees and directors currently receive stock options upon hire or appointment, respectively. In practice, the initial grant would typically be supplemented each year with an annual stock option grant. As a general principle of our compensation system, the number of stock options increases as the grade level and responsibility of the employee increases. Equity is an essential part of our total compensation structure, and when our stock price is flat or declines, our employees experience this impact through the structure of their total compensation and the broad-based reach of our equity program. We grant equity awards to approximately 100% of our employees and directors. Our stock options are granted with an exercise price equal to the market value on the date of grant. The majority of outstanding stock options vest over four years in 25% annual increments and once vested can be exercised until expiration 10 years after their grant date. Our outstanding stock option grants have been made on various dates over the course of the past several years and, as a result, have a wide range of exercise prices, vesting, and expiration dates.

Rationale for Option Exchange

The price of Verenium common stock, along with that of other companies, has been significantly impacted by the worldwide economic downturn. On July 1, 2009, the closing price of our common stock on the NASDAQ Global Market was $0.67, resulting in more than 98% of our outstanding stock option grants being underwater (meaning the stock option exercise price exceeded the market price of our common stock on such date).  Our employee stock options cannot be sold; they are either voluntarily exercised when there is a positive spread between the exercise price and the market price or they expire unexercised.  Underwater options are no longer effective as employee performance and retention incentives because they provide no economic value to the employee.

In recent years, Verenium has made significant investments in the emerging technologies associated with the commercial development of alternative biofuels, in particular, cellulosic ethanol which is made from non-food plant material. Verenium has also invested in the science, technology, marketing and sales required to grow our product-focused, commercial specialty enzyme business. While we have continued to invest in leading-edge technologies and growth initiatives in order to strengthen our competitive position and enter new market segments, we have also reduced headcount, lowered general and administrative expenses and sought to control other costs. In order to conserve cash in 2009, Verenium did not award performance based merit increases to any employees.

While these efforts have assisted us by reducing various costs and spending, our operations are focused on capital intensive development activities and require significant investments, and our efforts have not yet translated into a substantial improvement in our stock price. Like other entrepreneurial and research and development-focused businesses, we consider our employees a critical component in our ability to enhance our competitive position and to prepare for future success. Many of our employees are engineers, scientists, and other specialists who are working to advance the first ever commercial scale cellulosic biofuels technology. They have skills that are proprietary and/or have developed over the years and would be difficult to replace.  Because most of our outstanding employee stock options are underwater, we face a considerable challenge to maintaining motivation, as well as creating a serious threat to retention as competitors are able to offer equity incentives at current market prices making the terms of employment at a new employer more attractive than those currently offered at Verenium. The Option Exchange would help to address both of these concerns and to reinvigorate a culture based on employee stock ownership.

Successful execution of the Option Exchange would significantly reduce the total number of our outstanding options.  As described below, the exchange ratios of old stock options for new stock options will be based on a series of exchange ratios linked to the price of the old stock options being exchanged.  In order to obtain a new stock option, an employee will be required to surrender an equal or higher number of underwater stock options, with the ratio increasing as the price of the old option increases.  In addition, for individuals electing to participate in the exchange, 50% of the new options they will receive will vest on the same schedule as the options they surrendered, while the remaining 50% of their new options will have an additional two years added to the vesting schedule of the surrendered options.  This is intended to provide additional employee retention value to the new options.  New options granted to non-employee directors as part of the Option Exchange will have an additional three years of vesting for 50% of those new options.

Many of the eligible stock options have been significantly out of the money for an extended period of time and, therefore, have not been exercised by our employees. Exercise prices for our previously granted stock options outstanding as of July 1, 2009 range from $0.39 to $148.23 per share.  As a result, Verenium has developed a significant stock option “overhang” consisting of issued but unexercised options outstanding that it believes are not serving their intended purpose of incentivizing employees. These significantly underwater options do not serve the interests of our stockholders and do not provide the benefits intended by our equity compensation program. By replacing the eligible options with an equal or lesser number of options with a lower exercise price, a portion of which will also have extended vesting periods, our overhang of issued options will be decreased. The board of directors believes the Option Exchange reflects an appropriate balance between the goals for our equity compensation program and our interest in minimizing our overhang and the dilution of our stockholders’ interests.

At current stock prices, outstanding stock option awards are of limited benefit in motivating and retaining our employees. Through the Option Exchange, we believe that we can increase the significance of these stock option awards for our employees, while providing a more meaningful incentive and better employee retention value. We have designed the Option Exchange to restore equity value; increase retention and motivation in a uniquely competitive labor market (clean technology and science-based biofuels); provide non-cash compensation incentive; and align our employee and shareholder interests for long term growth.

Structure of the Option Exchange

The board of directors authorized the Option Exchange on May 7, 2009, subject to stockholder approval. At the start of the exchange program, eligible employees holding eligible stock options will receive a written offer to exchange that will set forth the precise terms and timing of the exchange program. Eligible employees will be given at least 20 business days to elect to surrender their eligible stock options in exchange for replacement stock options. In order to participate participants must exchange all of the options they have been issued by Verenium.  Below is a description of the key features of the Option Exchange.

Eligible Participants

The Option Exchange will be available to employees, officers and directors who, at the start of the Option Exchange, are employed by or providing services to Verenium and that hold outstanding Verenium stock options.   As of July 1, 2009, we had a total of 265 employees and 9 directors, and eligible options were held by approximately 100% of our employees and 100% of our directors.

In addition to being employed at the start of the Option Exchange, an employee must continue to be employed by Verenium on the date the surrendered options are cancelled and replacement stock options are granted in exchange for them. Any employee holding eligible options who elects to participate in the exchange program but whose employment terminates for any reason before the date the replacement stock options are granted, including a termination due to voluntary resignation, retirement, involuntary termination, layoff, death or disability, would retain his or her eligible options subject to their existing terms and will not receive new options in the exchange.

Eligible Stock Options

As of July 1, 2009, there were options outstanding to purchase approximately 8,742,570 shares of our common stock under all of our equity incentive plans at a weighted average exercise price of $8.68 per share and with a weighted average remaining life of 7.29 years.  These represent approximately 8.8% of the number of shares of our common stock issued and outstanding as of July 1, 2009.  Of these, employees and directors and eligible to participate in the Option Exchange program held options to purchase approximately 7,730,000 shares of common stock at exercise prices greater than $0.67 per share.  If 100% of these eligible options are exchanged and replacement stock options are granted in accordance with the exchange ratios described under “Exchange Ratio” below, the number of shares underlying outstanding options, after accounting for the replacement stock options granted under the exchange program, would be reduced by approximately 1,942,667 shares, representing approximately 1.9% of the number of shares of our common stock issued and outstanding as of July 1, 2009.  Assuming that we have 100% participation in the exchange program, our issued option overhang would be reduced to approximately 5.8% of the number of shares of our common stock issued and outstanding as of July 1, 2009.

As of July 1, 2009, options for approximately 477,000 shares of our common stock with a strike price below the $0.67 closing price of our stock on that date, and which as a result would  have been ineligible for the Option Exchange program as of that date, were outstanding under all of our equity incentive plans at a weighted average exercise price of approximately $0.40 per share and with a weighted average remaining life of 8.66 years.

Multi-tiered Exchange Ratios

An employee’s new stock option grant will require the surrender of existing grants in exchange for an equal or lesser number of new options based on the exercise price of the existing grant. The exercise price of the new stock options will be set on the actual grant date of the Option Exchange using the closing price on the NASDAQ Global Market of our common stock on that day. The exchange ratios of shares associated with surrendered eligible stock options into new stock options will be as set forth in the table below. The exchange ratios group together eligible awards with similar exercise prices, and assigning what the Compensation Committee believed was an appropriate exchange ratio to each grouping. (See the example in “Stock Option Exchange Ratios” below.).

Establishment of a New Vesting Period with a Term of Ten Years for Employees and Officers

New stock option awards to our employees will, to the extent that they replace options that vested, or are subject to future vesting, based on phased vesting over time, receive a revised vesting schedule.  Fifty percent of the new options will remain subject to the vesting schedule of those options that are surrendered, and the remaining fifty percent of the new options will be subject to an additional two years of vesting.  For instance, assume that at the time we commence the Option Exchange, an employee has an option to purchase 1,000 shares of our common stock that vests in four equal annual installments, of which 500 shares (two annual installments of 250 each) are fully vested and the remaining 500 shares will vest two more equal installments over the next two years, and that based on the exercise price of the surrendered option the employee will receive a new option at a two-to-one exchange ratio.  Assuming the employee elects to participate in the Option Exchange program, the employee will receive a replacement option to purchase 500 shares of our common stock and the replacement option will have the following vesting schedule: (i) 50% of the new option will be subject to the original vesting schedule, meaning that 125 of the shares will be fully vested at the time the replacement option is issued and 125 of the shares will vest equally over the next two years, and (ii) 50% of the new option will be subject to an additional two years of vesting, meaning that the 250 shares will vest in four equal annual installments over the next four years (adding the two years of additional vesting to the two years remaining on the original vesting schedule).

This vesting schedule supports the long-term nature of stock as an incentive vehicle, recognizes valued service and contribution and provides for additional years of retention.  Once vested, the options may be exercised at any time prior to the 10-year anniversary of the new grant date, unless the options terminate earlier in accordance with the terms of our 2007 Equity Incentive Plan.

Establishment of a New Vesting Period with a Term of Ten Years for Directors

New stock option awards to our directors will also receive a revised vesting schedule.  Fifty percent of new options will remain subject to the vesting schedule of those options that are surrendered and the remaining fifty percent of new options will be subject to an additional three years of vesting.  This vesting schedule supports the long-term nature of stock as an incentive vehicle, recognizes valued service and contribution and provides for additional years of incentive.  The new option vesting period for directors was set as a longer period than that proposed for eligible employees so that our directors must provide significant additional services to us in order to fully benefit from the Option Exchange.  Once vested, the options may be exercised at any time prior to the 10-year anniversary of the grant date unless the options previously terminate in accordance with the terms of our 2005 Non-Employee Director Plan.

Intended Implementation of the Option Exchange Within Three Months of Stockholder Approval

We expect that the Option Exchange will begin within three months of stockholder approval, if received.  As required under our 2007 Equity Incentive Plan, if the Option Exchange does not commence within 12 months following stockholder approval, Verenium will not conduct the Option Exchange without again seeking stockholder approval. Our board of directors reserves the right to amend, postpone or, under certain circumstances, cancel the Option Exchange once it has commenced; provided, however, that the Option Exchange will not be materially amended in a manner more beneficial to the eligible employees or directors without first seeking stockholder approval.

Impact of Option Exchange

We currently estimate that the Option Exchange would cover approximately 7.7 million outstanding stock options. The new stock options would be granted with an exercise price equal to the market value of a Verenium share on the actual grant date, and would be subject to a modified vesting schedule and ten year contractual life. Our objective for the Option Exchange is to recognize service and vesting that has occurred to date and insure continued motivation while providing additional vesting to increase the retention value of the new stock option grants.

All stock options surrendered as part of the Option Exchange which are not granted as new options, assuming 100% participation in the program this number is estimated at approximately 1.8 million stock options, will be reserved for future grants under our applicable equity incentive plans as the company grows and adds new employees or rewards existing employees under its incentive programs from time to time.

Option Exchange Process

Additional information about how we expect to conduct the Option Exchange, if approved by stockholders, is set forth below. While the terms of the Option Exchange are expected to conform to the material terms described above in this proposal, we may find it necessary or appropriate to change the terms of the Option Exchange from those described below to take into account our administrative needs, accounting rules, company policy decisions or to comply with any comments we receive from the SEC. We may decide not to implement the Option Exchange even if stockholder approval of the Option Exchange is obtained, or we may delay, amend or terminate the Option Exchange once it is in progress. The final terms of the Option Exchange will be described in the exchange offer documents that will be filed with the SEC and available at www.sec.gov.

Overview of the Option Exchange Process

Upon initiation of the Option Exchange, eligible participants holding eligible stock option awards will receive a written offer setting forth the precise terms of the Option Exchange and will need to voluntarily elect to participate. All of our full-time and part-time employees, officers and directors who are employed on the commencement date of the exchange offer period, are still employed at the grant date, and hold eligible stock option awards may participate in the Option Exchange. Eligible participants will be given at least 20 business days to elect to surrender eligible stock options in exchange for an equal or lesser amount of new stock options. Upon completion of the Option Exchange, surrendered stock options will be cancelled and new stock options will be granted promptly.

The 2007 Equity Incentive Plan and the 2005 Non-Employee Director Plan, as applicable, will govern any terms or conditions of new options not specifically addressed by the Option Exchange described in this proxy statement.  Additionally, the new options will be non-statutory stock options (that is, they will not qualify for the tax-favored treatment of incentive stock options under Section 422 of the Internal Revenue Code.)

Election to Participate

Eligible participants will receive a tender offer document and will be able to voluntarily elect to participate in the Option Exchange. If you are both a stockholder and an employee holding stock options that are potentially subject to the Option Exchange, note that voting to approve the Option Exchange does not constitute an election to participate in the Option Exchange. The written exchange offer documents described above will be provided if and when the Option Exchange is initiated; you can elect to participate after that time only.

Stock Option Exchange Ratios

Verenium’s intent was to establish exchange ratios that will result in the issuance of replacement stock options in the Option Exchange that the Compensation Committee believes is appropriate for eligible options grouped together based on awards with similar prices.  The following table includes the three exchange ratios established by the Compensation Committee as well as the total number of shares underlying eligible options for each ratio (as of July 1, 2009 when the closing price of our stock was $0.67) and the maximum number of replacement stock options that may be issued with respect to eligible options in the Option Exchange, in each case assuming 100% participation in the Option Exchange:

IMPACT OF STOCK OPTION EXCHANGE ON NUMBER OF OPTIONS ISSUED
Underwater Option Grant				Exchange
Price Range	Number of Existing Options	Percent That are 100% Vested	Weighted Average Exercise Price	Exchange Ratio	Total New Options Granted	Potential Net Shares Re-captured
$0.68-$3.99	2,613,000	36.19%	$2.46	1.0: 1.0	2,613,000	0
$4.00-$5.99	1,767,000	33.06%	$4.98	1.5:1	1,178,000	589,000
$6.00-$7.99	1,958,000	42.08%	$6.74	1.5:1	1,305,333	652,667
≥$8.00	1,392,000	98.41%	$14.20	2.0: 1.0	696,000	696,000
Weighted Average	N/A	N/A	$6.24	1.4: 1.0	N/A	N/A
Totals:	7,730,000	N/A	N/A	N/A	5,792,333	1,942,667

The total number of shares of common stock issuable upon exercise of replacement stock options a participating employee will receive with respect to a surrendered eligible option will be determined by dividing the number of shares underlying the surrendered option by the applicable exchange ratio and rounding to the nearest whole share. For example, if an eligible employee holds an option to purchase 1,000 shares of Verenium common stock at an exercise price of $9.00 per share, he or she would be entitled to exchange that option for a replacement stock options to purchase 500 shares of Verenium common stock, with such replacement stock option having an exercise price equal to the fair market value of our common stock at the time of the exchange (i.e., after applying the applicable 2-to-1 exchange ratio set forth in the table above).

Effect on Stockholders

Under the terms of the Option Exchange the replacement stock options will, in the aggregate, have a fair value estimated to be greater than the fair value of the cancelled options they replace as of the date of the exchange offer. The Option Exchange is intended to restore competitive and appropriate equity incentives for our employees and to reduce our existing overhang. While we cannot predict which or how many employees will elect to participate in the exchange program, assuming that 100% of eligible employees participate in the exchange program and that the exchange ratios described in the table set forth under “Exchange Ratio” above are applied, eligible options exercisable in exchange for approximately 7,730,000 shares as of July 1, 2009 would be surrendered and cancelled, while stock options exercisable in exchange for approximately 5,792,333 shares would be issued, resulting in a net reduction in our issued option overhang of approximately 1,942,667 shares.

Interests of Our Directors and Executive Officers in the Option Exchange Program

Our directors and executive officers will be permitted to participate in the Option Exchange Program. The following table shows the number of shares subject to eligible options held by our directors and named executive officers as of July 1, 2009 and the number of shares subject to new options that they may receive assuming, for purposes of illustration only, that: (1) each director and executive officer decides to exchange all of his or her eligible options and (2) all of the options held by the director and executive officers have an exercise price equal to the weighted average exercise price of the options held.

Name	Title	Maximum Number of Shares Underlying Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Hypothetical Number of Shares Underlying New Options that May be Granted Based on Specified Assumption

Carlos A. Riva	President, Chief Executive Officer and Director	1,489,496	$5.0616	8.14	1,059,664

James E. Levine	Executive Vice President and Chief Financial Officer**	0	N/A	N/A	0

Jeffrey G. Black	Senior Vice President and Chief Accounting Officer	252,500	$5.3528	8	191,666

William H. Baum	Executive Vice President, Business Development	402,621	$10.2505	4.47	249,714

Gerald M. Haines II	Executive Vice President, Chief Legal Officer and Secretary	325,000	3.8908	8.62	241,666

Dr. James H. Cavanaugh	Director	237,771	$8.8339	5.78	158,052

John F. Dee	Director	25,000	$2.49	8.89	25,000

Peter Johnson	Director	211,657	$6.5844	5.19	143,604

Dr. Fernand Kaufmann	Director	114,583	$5.6176	7.40	84,722

Simon Rich	Director	25,000	$3.25	8.74	25,000

Joshua Ruch	Director	50,000	$2.52	9.03	50,000

Cheryl A. Wenzinger	Director	141,250	$6.0421	6.95	101,458

Michael Zak	Director	50,000	$2.52	9.03	50,000

Accounting Impact

Effective January 1, 2006, Verenium adopted the provisions of SFAS No. 123(R), which requires employee equity awards to be accounted for under the fair value method.  Under SFAS No. 123(R), we will recognize the incremental compensation cost of the new stock options granted in the Option Exchange. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of new stock option granted to employees in the Option Exchange, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the new stock options.

Material U.S. Federal Income Tax Consequences of the Option Exchange

The exchange of stock options pursuant to the Option Exchange should be treated as a non-taxable exchange because the new stock options will have an exercise price equal to the fair market value of Verenium common stock on grant date. Verenium and participants should not recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. All new stock options granted under the Option Exchange will be non-qualified stock options for U.S. federal income tax purposes. Tax effects may vary in other countries; a more detailed summary of tax considerations will be provided to all participants in the Option Exchange documents.

Conclusion

We strongly believe that our stock programs and emphasis on employee stock ownership is critical to our ability to attract, motivate and retain talent in a highly competitive industry characterized by emerging technology and innovative science. We believe that cultivating and retaining this talent is critical to attaining long-term improved company performance and stockholder returns. Therefore, we consider approval of the Option Exchange to be important to Verenium’s future success.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO APPROVE THE STOCK OPTION EXCHANGE PROGRAM.

Proposal No. 4

Ratification Of Selection Of Independent Registered Public Accounting Firm

The audit committee has selected Ernst & Young LLP as Verenium’s independent registered public accounting firm for the year ending December 31, 2009 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Verenium annual meeting. Ernst & Young LLP has audited Verenium’s financial statements since 1999. Representatives of Ernst & Young LLP are expected to be present at the Verenium annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as Verenium’s independent registered public accounting firm is not required by Delaware law, Verenium’s certificate of incorporation, or its bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification in accordance with the charter of the audit committee and as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Verenium and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Verenium annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal No. 4 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal No. 4 has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Verenium for the fiscal years ended December 31, 2008 and December 31, 2007 by Ernst & Young LLP, Verenium’s principal independent registered public accounting firm.

	Fiscal Year Ended
	2008	2007
Audit Fees	$1,338,161	$1,104,084
Audit-related Fees	42,000	75,123
Total Fees	$1,380,161	$1,179,207

Total audit fees for both 2008 and 2007 relate to professional services rendered by Ernst & Young LLP in conducting their integrated audit of Verenium’s financial statements and attestation on management’s report on internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The 2008 audit fees included approximately $197,000 related to the closing of the strategic partnership with BP Biofuels North America LLC in August 2008 and the 8% senior convertible notes offering in February 2008. The 2008 audit-related fees for Ernst & Young LLP were in connection with required consents for the 8% senior convertible notes offering. The 2007 audit-related fees were for accounting consultations by Ernst & Young LLP in connection with the merger and convertible debt offering.

Verenium also engaged a third-party firm to assist in preparing for the Sarbanes-Oxley Section 404 audit and was billed an aggregate of approximately $200,000 for these services in 2007 and approximately $160,000 in 2008.

 Verenium expects that fees for professional services rendered by Ernst & Young LLP in connection with their integrated audit of Verenium’s 2009 financial statements and related matters to be similar to those for prior years absent significant events such as the convertible debt that occurred in 2008.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by Verenium’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm are engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independent registered public accounting firm’s independence. None of the fees paid to the independent registered public accounting firm described above were approved by the audit committee after services were rendered pursuant to the de minimis exception established by the Securities and Exchange Commission.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The audit committee is governed by the Audit Committee Charter, which can be found on our website at www.verenium.com. The audit committee is comprised of three directors, Ms Wenzinger, Dr. Kaufmann and Mr. Zak, each of whom meets the current independence and experience requirements of the listing standards of The NASDAQ Stock Market.  The Board has determined that Ms. Wenzinger is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

Management has the primary responsibility for the preparation, presentation and integrity of the financial statements and the reporting process, including the systems of internal and disclosure controls. The purpose of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control, the audit process, and the Company’s process for monitoring compliance with financial laws and regulations and the code of business conduct and ethics. The Company’s independent registered public accounting firm, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements, expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States and auditing of and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, in accordance with the standards established by the Public Company Accounting and Oversight Board (PCAOB) and issuing a report thereon.

The audit committee held eleven meetings during 2008, all of which included an opportunity for separate executive sessions of the audit committee with the independent registered public accounting firm and among the audit committee members themselves.  The audit committee met in executive sessions in three of its meetings in 2008.

The audit committee discussed with the Company’s independent r registered public accounting firm the overall scope and plans for their audits of the Company’s financial statements and their approach to the assessment of the Company’s internal controls over financial reporting. The audit committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and the results of the assessment of internal controls over financial reporting. These reviews included discussions with the independent registered public accounting firm of matters as are required to be discussed with the audit committee by the statement on Auditing Standards No. 61, as amended, “Professional Standards,” as adopted by the PCAOB in Rule 3200T. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

In reliance on the foregoing, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The audit committee has also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

Audit Committee:

Ms. Cheryl A. Wenzinger (Committee Chair)
Dr. Fernand Kaufmann
Mr. Michael Zak

*           The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

VERENIUM’S MANAGEMENT

Name	Age	Title
Carlos A. Riva	55	President, Chief Executive Officer and Director
James E. Levine	38	Executive Vice President and Chief Financial Officer**
Jeffrey G. Black	40	Senior Vice President, Chief Accounting Officer and interim Chief Financial Officer
William H. Baum	64	Executive Vice President, Business Development
Gerald M. Haines II	46	Executive Vice President, Chief Legal Officer, and Secretary

Former Officers:
John A. McCarthy Jr.	50	Executive Vice President and Chief Financial Officer
John R. Malloy, Jr.	50	Executive Vice President, Biofuels*

*	Mr. Malloy resigned as an executive officer effective March 31, 2009.
**	Mr. Levine became executive vice president and chief financial officer effective April 29, 2009.

Mr. Carlos A. Riva has been Verenium’s President, Chief Executive Officer and a director since 2007. Prior to Verenium’s merger with Celunol, Mr. Riva was the Chairman and Chief Executive Officer of Celunol since 2006. Prior to joining Celunol, from 2003 to 2005, Mr. Riva served as Executive Director of Amec plc, a major global construction and engineering company based in the U.K., where he was responsible for the company’s operations in the United States and Britain and for Amec’s global oil and gas business strategy. From 1995 to 2003, Mr. Riva was Chief Executive Officer of InterGen, a Boston-based joint venture between Shell and Bechtel that developed more than 18,000 megawatts of electric generating capacity, along with gas storage and pipelines, on six continents. From 1992 to 1994, Mr. Riva was President and Chief Operating Officer of Boston-based J. Makowski Company, which developed the first independent power project in the United States. Mr. Riva received his B.S. and M.S. degrees in Civil Engineering from the Massachusetts Institute of Technology and Stanford University respectively, and an M.B.A. from the Harvard Business School.

Mr. James (Jamie) E. Levine joined Verenium in April 2009 as Executive Vice President and Chief Financial Officer. Prior to joining Verenium, Mr. Levine held various positions with the global investment banking and securities firm Goldman Sachs & Co., where he most recently served as a Managing Director in the Power and Utilities Group in New York. Before that he served as a Managing Director in the Goldman Sachs Energy Group in London, which included responsibility for covering the integrated oil and gas and refining and marketing sectors. In both of those positions, Mr. Levine advised both corporate clients and private equity firms on valuing, acquiring and financing commodity-exposed businesses. Prior to Goldman Sachs, Mr. Levine held positions with Lehman Brothers, Inc. in New York, and Industrial Economics, Inc. in Cambridge, Massachusetts.

Mr. Jeffrey G. Black became Verenium’s Senior Vice President, Chief Accounting Officer and interim Chief Financial Officer in November 2008. Previously, Mr. Black was our Vice President and Chief Accounting Officer beginning in June 2007, after the merger of Diversa Corporation and Celunol Corporation. Mr. Black joined Diversa in 2005 as Chief Accounting Officer. Previously, Mr. Black served Isis Pharmaceuticals, a public biopharmaceutical company, where he served as Executive Director of Accounting and Corporate Controller from October 2003 to April 2005. From August 2000 to October 2003, Mr. Black served as a Principal and Interim Financial Executive for Regent Pacific Management Corporation, an international firm specializing in restructuring under-performing companies. While at Regent Pacific, he served as the Vice President of Finance and Corporate Controller for Clarent Corporation and as Vice President and Corporate Controller of Accelerated Networks, Inc., both telecommunications companies. Mr. Black is a certified public accountant and began his career with Ernst & Young LLP. Mr. Black graduated with a B.S. in business from the University of Arizona.

Mr. William H. Baum joined Verenium in August 1997, as Vice President, Sales and Marketing, and was promoted to Senior Vice President, Business Development in November 1999 and to Executive Vice President in July 2002. Prior to joining Diversa, Mr. Baum was Vice President of Global Sales and Marketing with International Specialty Products, a specialty chemical company, and served in a variety of international and domestic executive management positions with Betz Laboratories, also a specialty chemical company In addition, Mr. Baum serves as a director for Genomatica, a private biotechnology company. Mr. Baum received a B.S. from Widener University.

Mr. Gerald M. Haines II joined Verenium in January 2008 as Executive Vice President, Chief Legal Officer and Secretary. Prior to joining Verenium, from September 2006 to December 2007, Mr. Haines was an advisor to early-stage companies on legal and business matters. From May 2001 to August 2006, Mr. Haines served as executive vice president of strategic affairs, chief legal officer and secretary of Enterasys Networks, Inc., a public network communications company that was taken private in March, 2006 following a successful business restructuring and turnaround. Prior to Enterasys Networks, Mr. Haines served as senior vice president and general counsel of Cabletron Systems, Inc., the predecessor of Enterasys Networks. Before Cabletron, he was Vice President and General Counsel of the largest manufacturer of oriented polypropylene packaging and labeling films in North America, and prior to that was in private practice as a corporate attorney in a large Boston law firm. Mr. Haines is admitted to practice in Massachusetts, Maine, and the Federal District of Massachusetts, and is a director of the New England Corporate Counsel Association. Mr. Haines received his law degree from Cornell Law School, and a Bachelor of Science in Business Administration, magna cum laude, from Boston University.

Former Officers:

Mr. John A. McCarthy, Jr. served as Verenium’s Executive Vice President and Chief Financial Officer from June 2007, after the merger of Verenium and Celunol closed, until his departure on November 17, 2008. Prior to such time, Mr. McCarthy had been Celunol’s Executive Vice President and Chief Financial Officer since November 2006. Mr. McCarthy’s experience includes serving as Senior Vice President & Chief Financial Officer of Xanthus Pharmaceuticals, Senior Vice President, Corporate Development & Chief Financial Officer of Synta Pharmaceuticals, Executive Vice President & Chief Financial Officer of Exact Sciences, and President of the Managed Care Services Division of Concentra Managed Care. Prior to his operating career, Mr. McCarthy worked in the Investment Banking Division of Morgan Stanley in New York. Mr. McCarthy graduated with a B.S. from Lehigh University and received his M.B.A. degree from the Harvard Business School.

Mr. John R. Malloy, Jr. became Verenium’s Executive Vice President, Biofuels in June 2007, after the merger of Verenium and Celunol closed. He was responsible for Verenium’s Biofuels business unit until his resignation, effective March 31, 2009. Before joining Celunol in 2005, he was President and Chief Executive Officer of Predictive Power and Chief Operating Officer of Wilson TurboPower, both early-stage, venture-backed MIT energy technology start-up companies. Previously, he had been responsible for business, corporate and project development for Citizens Lehman Power and for Edison Mission Marketing & Trading after its purchase of Citizens Lehman Power. He had also been Chief Operating Officer of Beacon Energy Company, Project Vice President of Wheelabrator Technologies, and Director of Project Development of U.S. Generating Company. Mr. Malloy received a BSME from the University of Massachusetts and an SMME from MIT.

Security Ownership Of
Certain Beneficial Owners And Management

The following table shows information known to Verenium with respect to the beneficial ownership of Verenium’s common stock as of March 31, 2009 by:

•	each person or group of affiliated persons who is known by Verenium to own beneficially more than 5% of Verenium common stock;
•	each of Verenium’s current directors;
•	each of Verenium’s named executive officers identified below; and
•	all of Verenium’s directors and executive officers as a group.

As of March 31, 2009, there were 76,939,406 shares of Verenium common stock issued and outstanding. The numbers of shares beneficially owned include shares of common stock that the listed beneficial owners have the right to acquire within 60 days of March 31, 2009, upon the exercise of all options and other rights beneficially owned on that date. Unless otherwise noted, Verenium believes that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
AWM Investment Company, Inc.(2) 527 Madison Avenue, Suite 2600 New York, New York 10022	11,738,709	14.70%

Highbridge Capital Management LLC(3) 9 West 57th Street, 27th Floor New York, New York 10019	12,616,474	13.70%

Syngenta Participations AG and affiliates(4) Schwarzwaldallee 215 CH-4002 Basel Switzerland	9,256,804	11.83%

Funds Affiliated with Healthcare Ventures(5) 44 Nassau Street Princeton, New Jersey 08542	6,497,766	8.45%

Capital Ventures International(6) One Capital Place P.O Box 1787 GT Grand Cayman, Cayman Islands British West Indies	6,878,997	8.21%

Funds Affiliated with Rho Ventures(7) 152 West 57th Street, 23rd Floor New York, New York 10019	5,044,938	6.55%

Invesco Ltd.(8) 1360 Peachtree Street NE Atlanta, GA 30309	4,339,297	5.64%

Funds Affiliated with Charles River Ventures(9) 100 Winter Street, Suite 3300 Waltham, MA 02451-1475	4,331,301	5.62%

Carlos A. Riva(10)	743,914	*
William H. Baum(11)	570,448	*
John R. Malloy, Jr.(12)	245,355	*
James H. Cavanaugh, Ph.D.(13)	6,683,035	8.67%
Peter Johnson(14)	198,556	*
Fernand Kaufmann, Ph.D.(15)	87,082	*
Mark Leschly(16)	4,459,127	5.78%
Joshua Ruch(17)	5,085,618	6.60%
Cheryl A. Wenzinger(18)	108,749	*
Michael Zak(19)	4,275,740	5.56%
Simon Rich(20)	6,250	*
Jeffrey G. Black(21)	115,623	*
Gerald M. Haines II(22)	121,875	*
All current executive officers and directors as a group(23)	22,955,496	28.99%

*	Less than one percent.
(1)
This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Verenium believes that each of the stockholders named in this table has sole or shared voting and/or investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 76,939,406 shares outstanding on March 31, 2009, adjusted as required by rules promulgated by the Securities and Exchange Commission.

(2)
Austin W. Marxe and David M. Greenhouse are controlling principals of AWM Investment Company, Inc., and share sole voting and investment power over (i) 2,071,536 common shares, $2,5000,000 aggregate principal amount of 8% senior convertible notes, convertible into 1,173,709 share of common stock and rights to acquire 281,255 shares of common stock pursuant to outstanding warrants exercisable within 60 days of March 31, 2009 owned by Special Situations Cayman Fund, L.P. and (ii) 6,757,245 common shares, $2,5000,000 aggregate principal amount of 8% senior convertible notes, convertible into 1,173,709 share of common stock and rights to acquire 281,255 shares of common stock pursuant to outstanding warrants exercisable within 60 days of March 31, 2009 owned by Special Situations Fund III QP, L.P. As set forth in the terms of the convertible notes and warrants, the number of shares of common stock into which the convertible notes and warrants are convertible or exercisable (as applicable) is limited to the number of shares that would result in the beneficial owner having aggregate beneficial ownership of not more than 9.99% of the total issued and outstanding shares of common stock.

(3)
Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P., STAR L.P. (a statistical arbitrage strategy), Highbridge Capital Management, LLC, Glenn Dubin and Harry Swieca are collectively the “Highbridge Group” and their ownership amounts are as follows: (i) Highbridge International LLC beneficially owns $18,730,690 aggregate principal amount of 8.0% senior convertible notes, convertible into approximately 8,793,751 shares of common stock, and has rights to acquire 2,340,651 shares of common stock pursuant to outstanding warrants exercisable within 60 days of March 31, 2009; and (ii) Highbridge Convertible Arbitrage Master Fund, L.P. beneficially owns $1,826,870 aggregate principal amount of 8% senior convertible notes, convertible into approximately 857,686 shares of common stock, and has rights to acquire 224,389 shares of common stock pursuant to outstanding warrants exercisable within 60 days of March 31, 2009. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of the $20,557,560 aggregate principal amount of 8% senior convertible notes, convertible into approximately 9,651,437 shares of common stock beneficially owned by Highbridge International LLC and Highbridge Convertible Arbitrage Master Fund, L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC, Highbridge Convertible Arbitrage Master Fund, L.P., and has voting control and investment discretion over the securities held by them. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC and Highbridge Convertible Arbitrage Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of common stock held by Highbridge International LLC and Highbridge Convertible Arbitrage Master Fund, L.P. As set forth in the terms of the convertible notes and warrants, the number of shares of common stock into which the convertible notes and warrants are convertible or exercisable (as applicable) is limited to the number of shares that would result in the beneficial owner having aggregate beneficial ownership of not more than 9.99% of the total issued and outstanding shares of common stock.

(4)
Includes (i) 6,034,983 shares of common stock held by Syngenta Participations AG; (ii) 1,928,610 shares of common stock held by Syngenta Seeds AG, and (iii) rights to acquire 1,293,211 shares of common stock pursuant to outstanding warrants exercisable within 60 days of March 31, 2009 held by Syngenta Participations AG.

(5)
Includes 3,231,679 shares of common stock held by HealthCare Ventures III, L.P.; 949,929 shares of common stock held by HealthCare Ventures IV, L.P.; 1,677,658 shares of common stock held by HealthCare Ventures V, L.P.; and 638,500 shares of common stock held by HealthCare Ventures VI, L.P. (collectively, the “Healthcare Ventures Funds”). Dr. Cavanaugh is a managing member of the general partner of each of the Healthcare Ventures Funds and shares investment and voting power over these shares with the other managing members of each of the general partners of the Healthcare Ventures Funds, none of whom are affiliated with Verenium. Dr. Cavanaugh disclaims beneficial ownership of the shares of common stock held by the Healthcare Ventures Funds except to the extent of his pecuniary interest therein.

(6)
Heights Capital Management, Inc. is the investment manager to Capital Ventures International (together with Heights Capital Management, the “Capital Ventures Group”) and as such may exercise voting and investment power over these shares. Capital Venture Group beneficially owns $10,950,000 aggregate principal amount of 8.0% senior convertible notes, convertible into approximately 5,140,845 shares of common stock. Capital Ventures Group also has rights to acquire 1,738,152 shares of common stock pursuant to outstanding warrants exercisable within 60 days of March 31, 2009. Each member of the Capital Ventures Group disclaims any beneficial ownership of any such shares of common stock, except to the extent of its pecuniary interest therein. As set forth in the terms of the convertible notes and warrants, the number of shares of common stock into which the convertible notes and warrants are convertible or exercisable (as applicable) is limited to the number of shares that would result in the beneficial owner having aggregate beneficial ownership of not more than 9.99% of the total issued and outstanding shares of common stock.

(7)
Includes (i) 1,634,230 shares of common stock held by Rho Management Trust II; (iii) 726,946 shares (including 18,948 shares under warrants exercisable within the next 60 days) held by Rho Management Trust I; (iv) 333,628 shares of common stock (including 8,697 shares of common stock under warrants exercisable within the next 60 days) held by Rho Ventures IV, L.P.; (v) 785,496 shares of common stock (including 20,473 shares under warrants exercisable within the next 60 days) held by Rho Ventures IV (QP), L.P.; (vi) 818,557 shares of common stock (including 21,338 shares under warrants exercisable within the next 60 days) held by Rho Ventures IV GmbH & Co. Beteiligungs KG. Each of Mr. Mark Leschly and Mr. Joshua Ruch are (i) managing partners of Rho Capital Partners, Inc., which is the investment advisor to Rho Management Trust I and Rho Management Trust II, (ii) managing members of Rho Management Ventures IV, L.L.C., which is the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P., and (iii) managing directors of Rho Capital Partners Verwaltungs GmbH, which is the general partner of Rho Ventures IV GmbH & Co. Beteilgungs KG. In their roles as such, Messrs. Leschly and Ruch, together with Habib Kairouz, may be deemed to exercise voting and investment power over the shares of common stock set forth above. Each of Mr. Leschly and Mr. Ruch disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interests therein. Also includes (ii) 698,150 shares of common stock held by Rho Investment Partners “H”, L.P. and (ii) 47,931 shares of common stock held by Rho Management Partners, L.P. Mr. Ruch is President of Atlas Capital Corp., which is the general partner of Rho Management Partners, L.P., which is the general partner of Rho Investment Partners “H”, L.P., and consequently may be deemed to exercise voting and investment power over the shares of common stock set forth above. Mr. Ruch disclaims beneficial ownership of such shares except to the extent of his respective pecuniary interests therein.

(8)	The following subsidiaries of Invesco hold certain shares of common stock: PowerShares Capital Management LLC and PowerShares Capital Management Ireland Ltd.

(9)
Charles River Partnership XII, LP, a Delaware limited partnership (“CRP XII”), together with CRP XII, (the “Partnerships”), owns (i) 4,208,885 shares of common stock and (ii) warrants to purchase 53,908 shares of common stock. Charles River XII GP, LLC (“CR XII GP LLC”) is the general partner of Charles River] XII GP, LP (“CR XII GP LP”) and CRV Affiliates. CR XII GP LP is the general partner of CRP XII. Each of Izhar Armony, Christopher Baldwin, Bruce I. Sachs, William P. Tai, George Zachary, and Michael Zak is a managing member of CR XII GP LLC. Each of CR XII GP LLC, CR XII GP LP and Messrs. Armony, Baldwin, Sachs, Tai, Zachary and Zak (collectively, the “Management Persons”) may be deemed to beneficially own the securities owned by the Partnerships. Each of the Management Persons disclaims beneficial ownership of the securities reported herein held by the Partnerships, except to the extent of such person’s pecuniary interest in each applicable Partnership, if any.

(10)	Includes 360,995 shares of common stock Mr. Riva has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2009.

(11)	Includes 402,617 shares of common stock Mr. Baum has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2009.

(12)	Includes 208,423 shares of common stock Mr. Malloy has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2009.

(13)
In addition to the common shares disclosed in footnote (5) above, Dr. Cavanaugh has the right to acquire 185,269 shares of common stock pursuant to outstanding options exercisable within 60 days of March 31, 2009.

(14)	Includes 174,156 shares of common stock Mr. Johnson has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2009.

(15)	Includes 77,082 shares of common stock Dr. Kaufmann has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2009.

(16)
In addition to the common shares disclosed in footnote (7) above, Mr. Leschly has the right to acquire 160,270 shares of common stock pursuant to outstanding options exercisable within 60 days of March 31, 2009.

(17)
In addition to the common shares disclosed in footnote (7) above, Mr. Ruch’s beneficial holdings Also includes (i) 25,382 shares held in an account managed by Mr. Ruch, (ii) 249 shares held directly by Mr. Ruch, (iii) 495 shares held in Mr. Ruch’s 401(k) Plan, (iv) 495 shares held by a foundation managed by Mr. Ruch and (v) 171 shares held by certain of Mr. Ruch’s family members. Mr. Ruch disclaims beneficial ownership of all of the shares set forth above, except to the extent of his pecuniary interest therein. Also includes 13,888 shares of common stock Mr. Ruch, in his individual capacity, has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2009.

(18)	Includes 103,749 shares of common stock Ms. Wenzinger has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2009.

(19)
In addition to the common shares disclosed in footnote (9) above, Mr. Zak has the right to acquire 13,888 shares of common stock pursuant to outstanding options exercisable within 60 days of March 31, 2009.

(20)	Includes 6,250 shares of common stock Mr. Rich has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2009.

(21)	Includes 115,623 shares of common stock Mr. Black has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2009.

(22)	Includes 121,875 shares of common stock Mr. Haines has the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2009.

(23)
Includes 2,097,209 shares of common stock these executive officers and directors (or their affiliates) have the right to acquire pursuant to outstanding options exercisable within 60 days of March 31, 2009 and 138,905 shares these executive officers and directors (or their affiliates) have the right to acquire pursuant to outstanding warrants exercisable within 60 days of March 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Verenium’s directors and executive officers, and persons who own more than 10% of a registered class of Verenium’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Verenium. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish Verenium with copies of all Section 16(a) forms they file.

To Verenium’s knowledge, based solely on a review of the copies of such reports furnished to Verenium and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, with the exception of one report on Form 4 filed on behalf of Geoffrey Hazlewood, which was filed approximately one month late and related to one transaction.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

The principal objectives of Verenium’s executive compensation program are to attract, retain and promote talented, highly qualified, executive-level employees, and motivate them to achieve complex and challenging performance objectives deemed critical to Verenium’s long-term success.

Verenium provides incentives and rewards the members of its executive management team for their ability to:

•	maximize Verenium’s organizational effectiveness;

•	achieve Verenium’s annual operational, sales and financial performance objectives; and

•	advance important strategic objectives and meet important strategic milestones.

Verenium believes this is the most effective way to ensure that its executives’ efforts are continually aligned with the interests of its shareholders and any other key constituencies.

Verenium develops its executive compensation programs to be fair, reasonable, appropriately balanced between long- and short-term incentives, and competitive as compared to executives with similar responsibilities at comparably-sized companies in Verenium’s industry and related sectors.  In particular, Verenium attempts to ensure that its executive compensation levels are attractive (generally defined as near the mid-point of the ranges of survey data relating to executive compensation provided by Verenium’s compensation consultant) as compared to those of executives employed by other companies with headquarters in the geographic regions of Cambridge, Massachusetts and San Diego, California.

The elements of Verenium’s executive compensation program include:

•	a competitive base salary;

•	cash bonus awards;

•	stock-based awards; and

•	a standard health and welfare benefits package

Compensation Committee Oversight of Executive Compensation

Among its responsibilities, the compensation committee of the board of directors reviews Verenium’s compensation program annually, typically at its regularly scheduled meetings in December and February. The goal of this review process is to ensure that the types of compensation, the proportions of base pay and incentive-based compensation and the combined value of the total compensation package each of its executives, directors and employees receives are maintained at the levels of competitiveness Verenium has determined to be appropriate for Verenium in relation to local and national trends for similar size companies in Verenium’s industry and related sectors.

Role of Consultants and Survey Data

Verenium performs its annual compensation assessment using input from industry-specific compensation surveys that are conducted each year by widely-recognized compensation and human resource planning organizations with expertise in Verenium’s industry. Verenium compiles and analyzes the data from the surveys, and from supplemental sources, which primarily include compensation information from other companies’ proxy statements, as well as other publicly available information from companies similar to Verenium.  In addition, the compensation committee retains the services of Pearl Meyer & Partners in an effort to ensure that all elements of executive compensation are reasonably aligned with shareholder interests. Pearl Meyer & Partners (the “Compensation Consultant”) is a premier compensation consultancy, serving clients with comprehensive independent compensation expertise for directors and executives, including peer group selection, analysis of short and long-term cash and equity incentive plan design, and competitive compensation analysis for board, board committees, and corporate executive positions.

For fiscal year 2008 the Compensation Consultant was retained to assess the competitiveness of short and long-term executive incentive compensation as well as the board of directors’ cash and equity compensation. Additionally, the Compensation Consultant was tasked with independently defining and assessing a compensation peer group for Verenium. The Compensation Consultant compiled the peer group by identifying firms with similar or adjacent industry and/or product similarities, similar firm revenue size or an appropriate multiple of revenue, and similar market capitalization. Initially, over potentially comparable 300 firms were identified, and after evaluation against industry, revenue and market capitalization criteria, that group was narrowed to 14 U.S.-based publicly traded firms with similar revenues and market capitalization from the life sciences, biotechnology, energy, and biofuels industries.  The 2008 the peer group consisted of Albany Molecular Research, Inc., Dyax Corporation, Exelixis Inc., Kosan Biosciences Incorporated, Lexicon Pharmaceuticals, Inc., Maxygen, Inc., Medarex, Inc., Myriad Geneteics, Inc., Senomyx, Inc., Hawkins, Inc., Nova Biosource Fuels, Inc., Rentech, Inc., Syntroleum Corporation, and US Bioenergy Corporation.

For 2008, the Compensation Consultant also conducted a competitive assessment of Verenium’s Board of Director compensation against the identified peer group with analysis of Board Chair compensation; board member compensation; committee chair compensation; committee member compensation; and equity compensation, as well as an assessment of Vereniums’ overall executive compensation against the peer group, including base salary; short term incentive compensation; total cash compensation; long term incentive compensation and actual total direct compensation.

Annual Compensation Setting Process and Procedures

Verenium’s human resources organization reviews the consultants’ assessments when complete, and generally uses information from them to develop a set of compensation proposals for the upcoming calendar year. The proposals, following review by Verenium’s Chief Executive Officer, form the basis for the compensation recommendations made by the Chief Executive Officer and human resources to the compensation committee for the executive officers other than the Chief Executive Officer. Determinations of executive compensation are generally made during compensation committee meetings attended by the Chief Executive Officer and human resources representatives. However, the process of determining the compensation for Verenium’s Chief Executive Officer differs in that as he is not permitted to be present during the compensation committee’s deliberations or decision-making with respect to Chief Executive Officer compensation matters.  Those deliberations generally occur in executive session during the compensation committee’s February meeting.

In addition to reviewing the compensation recommendations as described above, and agreeing upon its compensation program for the upcoming year, the compensation committee also sets the performance goals and objectives for the then-current reporting year for Verenium’s named executive officers, and reviews their performance against objectives for the year just ended. The goals of these reviews are to determine the actual cash incentive award, if any, that each executive officer will receive for their past year’s performance, and to establish new goals and objectives against which their performance will be measured for the upcoming year.

Additional Executive Compensation Planning for the 2008 Reporting Year

In December 2007, the Compensation Consultant presented the compensation committee with an assessment of Verenium’s director and executive compensation based on comparisons to a newly established peer group for 2008, because 2008 was the first full operating year for Verenium as a newly formed entity following the merger in mid-2007 of Diversa and Celunol. At that meeting, the compensation committee also approved 2008 corporate goals and related executive performance criteria which included performance metrics for the Jennings, Louisiana demonstration plant relating to internal technical and economic assumptions, product revenue and profit targets for the specialty enzymes business unit, strengthening the corporate balance sheet to allow for advancement of commercial strategies in the biofuels and specialty enzyme business units, and advancement of plans to develop commercial scale cellulosic ethanol facilities in the southeastern United States (the “2008 Corporate Goals”).

At the February, 2008 meeting of the compensation committee, the 2008 executive short-term incentive program was approved.  Also at this meeting, the Compensation Consultant presented short- and long- term incentive plan design and award considerations for employees and executives.  In addition, effective December 1, 2008, Jeffrey G. Black was promoted to Senior Vice President and also assumed additional responsibilities as Verenium’s interim Chief Financial Officer.  In connection with those changes, his base salary was increased to reflect his additional responsibilities, he was guaranteed a fixed bonus award for 2008, and he received a standard Employment Agreement.

Types of Executive Compensation for the 2008 Reporting Year

Salary

Salaries are the principal means Verenium uses to provide regularly-paid compensation to its executive officers. Verenium’s salary levels are determined based on competitive industry practices, which are assessed each year based on industry survey data. Verenium’s compensation committee reviews the salaries of its named executive officers annually to ensure that they are aligned with the levels of responsibility Verenium’s executives have in their current positions and remain at or above appropriate levels of competitiveness for companies similar to Verenium. The annual salaries paid to Verenium’s executives in 2008 reflected competitive, market-based amounts determined through Verenium’s annual survey and compensation review process described above. As part of the regular annual compensation assessment process described above, the salaries of Verenium’s executives were increased in 2008 from the prior year for normal cost of living increases and to remain at competitive levels within Verenium’s industry.

Stock and Stock-Based Awards

Verenium’s executive compensation program includes a provision for annual grants of long-term incentive compensation in the form of stock option grants upon hire, followed by annual grants of options or restricted stock awards thereafter. The granting of incentive awards is a prevalent industry practice for companies in the Cambridge, Massachusetts region where Verenium is currently headquartered and in San Diego, California, where it maintains significant operations. Verenium’s stock option grants and restricted stock awards have been granted under Verenium’s 2007 Equity Incentive Plan and previously under Verenium’s 1997 Equity Incentive Plan. The amount of options or restricted stock awarded is determined each year by Verenium’s compensation committee with input from its outside compensation expert and Verenium’s human resources organization. In determining the number of options or restricted stock awards to be granted to executive officers, the compensation committee takes into consideration the individual’s position, scope of responsibility, ability to affect revenues, profits and stockholder value, and the value of equity awards in relation to other elements of total compensation. The compensation committee also considers external factors such as current market conditions for executive employees and competitive peer data to determine the amount and value of equity-based compensation awards.  For newly hired executives, we also engage in direct negotiations with the candidate over the terms of employment, including the size of the potential equity award to be granted if the candidate accepts our offer of employment.

Verenium’s board of directors reviews the recommendations of Verenium’s compensation committee and generally approves the executive equity incentive awards annually. The exercise price of stock options granted by the compensation committee is based on the market closing price of the company’s common stock on the date the compensation committee approves the grant. The compensation committee has not attempted to coordinate equity awards with the release of material non-public information.

Verenium’s goal is to provide its executives with industry competitive levels of long-term equity incentives consistent with survey data relating to executive compensation and other information provided by the Compensation Consultant, with the goal of remaining near the mid-point of the ranges reviewed. Verenium attempts to provide its executives with these levels of long-term equity incentives principally to:

•	Provide an appropriate balance between immediate rewards and long-term incentives to instill proper focus on achieving Verenium’s annual operating objectives and critical strategic priorities.

•	Align the interests of Verenium’s executive team with those of Verenium’s shareholders through a material ownership interest in Verenium’s stock or stock-based instruments such as stock options.

•	Provide strong and sustained long-term incentives to retain Verenium’s executives and key employees whose knowledge and experience Verenium deems critical to achieving its business objectives.

•	Assure that the compensation packages of Verenium’s executives properly support its goal of shareholder value maximization.

In 2008, a key strategic objective for the firm was the successful establishment of a joint venture relationship with a partner to accelerate the commercial development of cellulosic ethanol.  Accelerated vesting of certain performance based stock options for key members of the executive team were tied to meeting that goal, thereby linking achievement of an immediate objective to the company’s a long-term growth strategy and objectives.

Verenium’s stock awards are approved by the compensation committee and ratified by the board.  On May 23, 2008, the compensation committee awarded Messrs. Baum, McCarthy, and Haines a 2008 annual grant of performance-based stock options.  Mr. Riva was awarded a 2008 annual grant of stock options effective August 11, 2008 in recognition of the closing of Verenium’s strategic partnership with BP Biofuels North America LLC on August 11, 2008.

The vesting process that governs stock option and restricted stock awards is generally 25% vesting on the first anniversary date of the grant, with the remaining 75% vesting in even increments over each of the next twelve successive quarters on the respective quarterly anniversary date of the grant. In addition, from time to time certain stock option grants have been made subject to vesting upon achievement of performance targets, or the seventh anniversary of the date of grant, whichever occurs first.  This mix of time-based and performance-based vesting was intended to serve as a retention tool for our executives and as a reward and incentive for the achievement of strategic corporate goals.  The board of directors accelerated the vesting of 100% of a performance-based award of stock options to Messrs. Baum, Haines and McCarthy in recognition of the closing of Verenium’s strategic partnership with BP Biofuels North America LLC on August 11, 2008.

Non-Equity Incentive Plan Compensation (Bonus Incentive Awards)

Verenium considers, and when deemed appropriate grants, bonus incentive awards to each of its executive officers annually based on the attainment of certain critical business objectives identified as part of its annual planning process. For 2008, such objectives were the 2008 Corporate Goals, described previously under the heading Additional Executive Compensation Planning for the 2008 Reporting Year. Any non-equity incentive awards received for 2008 reflect amounts paid to the executives in 2009 based on satisfaction of bonus objectives achieved for the 2008 reporting year, or based upon contractual obligations.

The objectives Verenium executives are responsible for achieving in a particular reporting year are established at the beginning of each reporting year by the board of directors, with input from the compensation committee and Verenium’s executives. Upon confirmation of Verenium’s year-end results, the Chief Executive Officer reviews and makes bonus award recommendations for the executives and himself, which are then submitted to the compensation committee via the human resources organization. The compensation committee enters into discussions with the Chief Executive Officer regarding the executives’ past year performance, followed by a closed session to deliberate the Chief Executive Officer’s past year performance. Each of the bonus objectives for which the executives are accountable are separately weighted and used for purposes of determining annual bonus awards. The number of annual goals and objectives comprising the executives’ bonus plans are limited to those that Verenium believes, if successfully achieved within their respective area of responsibility, will most impact Verenium’s operating performance, strategic positioning and financial results. Upon evaluation, the compensation committee makes a determination as to the degree to which corporate and personal performance bonus objectives have been achieved for each executive. If the executives are deemed to have completely achieved all of their annual bonus objectives, one hundred percent of the amount they are eligible to receive is awarded. If they partially achieve their objectives, or fail to achieve some or all of their objectives, the amounts they are awarded, if any, are pro-rated based on the percentage of their goals achieved. The target potential bonus payouts for the executives range from 40% to 60% of base pay.  Target bonuses are determined by analysis of peer group data. Target bonuses, when combined with base salaries, reflect total cash compensation that is consistent and competitive with Verenium’s peer group.

Because the executive bonus program generally does not include minimum thresholds or guaranteed minimum award amounts, bonus awards may vary from zero to one hundred percent of eligibility.  Upon review of each executive’s past year’s performance, our compensation committee then meets with our board of directors at the February board meeting to discuss their approved recommendations, which, after discussion and deliberation, are voted upon by the full board of directors. Among its responsibilities, our compensation committee also reviews our executives’ target bonus levels annually to ensure that targeted award amounts remain competitive as compared to industry norms for similar positions.

Bonus Incentive Awards

2008 Incentive Plans

Verenium provides stock option and bonus incentives to each of its executives, generally awarded annually after the conclusion of its reporting year. The awards are based on the achievement of certain goals and objectives each executive is responsible for over the course of the reporting year. The goals are identified by Verenium’s board of directors, with the concurrence of the executive team, as part of the annual planning process. The planning process is used to identify the key milestones and results the executives are to be measured against at the conclusion of the reporting year, and validate the importance each goal has in achieving Verenium’s annual business plan. The principal goals comprising executive incentive plans for 2008 were to meet or exceed certain corporate objectives as defined in the Verenium short-term incentive plan and approved by the compensation committee of the board of directors. Bonuses for fiscal 2008 were awarded in July of 2009, and are expected to be paid by July 31, 2009.  The 2008 bonus awarded to Mr. Black was fixed in advance as an incentive and retention tool when he assumed interim additional responsibilities as acting Chief Financial Officer in late 2008.

At the completion of Verenium’s reporting year, each of its executives’ goals and objectives are evaluated in the manner discussed above. In the process of evaluating its executives’ incentive awards for the prior year, the Verenium compensation committee also considers and gives weight to other factors that may have influenced its 2008 performance, including general economic trends, industry and competitive conditions, regulatory and legislative developments, changes in relationships with Verenium’s various manufacturing and distribution partners or marketing and selling partners or other conditions and situations that could have affected Verenium’s operations and financial results.

Benefits

Verenium’s executives are eligible to participate in standard health and welfare benefits available to all employees of the Company, including health and other insurances and the Verenium 401(k) plan.

Perquisites

There are no perquisites available to the executive officers of Verenium. A supplemental long term disability insurance plan was historically made available to former Diversa executives. In 2008 only one officer, William Baum, took advantage of this benefit representing a de minimis portion of executive compensation.

Termination and Change in Control Benefits

 The compensation committee believes that in order to continue to retain the services and focus of key executive officers in a high risk, emerging industry it is important to provide them with some income and benefit protection against their potential loss of employment in connection with a change in control of our company or otherwise in connection with certain involuntary terminations. Accordingly, we have entered into employment agreements with Messrs. Riva, Black, Baum and Haines that provide for certain involuntary termination related benefits, as further discussed in “Employment Agreements.”

Federal Tax Consequences

Section 162(m) of the Code, as amended, or the code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation’s principal executive officer and three other most highly compensated executive officers other than the principal financial officer. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. Verenium periodically reviews the potential consequences of Section 162(m) and may structure the performance-based portion of its executive compensation to comply with certain exemptions in Section 162(m). However, Verenium reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2006, December 31, 2007 and December 31, 2008 compensation awarded to or paid to, or earned by, Verenium’s Chief Executive Officer, Chief Financial Officer, certain of Verenium’s executive officers, and one former executive officer who departed from the Company during the fiscal year, whom Verenium refers to as “Verenium’s named executive officers.”

Name and Principal Position	Year	Salary ($)			Bonus ($)(1)			Stock Awards ($)(3)		Option Awards(3)		Non-Equity Incentive Plan Compensation ($)(4)			All Other Compensation ($)(5)			Total ($)
Carlos A. Riva	2006		**			**			**		**		**			**			**
President, Chief Executive Officer and Director	2007		$243,389	(6)		$276,000			$813,961		$652,781		$350,000	(4)		$6,358	(16)		$2,342,489
	2008		$495,000			$208,000			$721,657		$1,523,120		$—			$1,143	(12)		$2,740,920

Jeffrey G. Black (8)	2006		***			***			***		***		***			***			***
Senior Vice President, Chief Accounting Officer and interim Chief Financial Officer	2007		***			***			***		***		***			***			***
	2008		$231,547			$100,000			$109,267		$294,334		$105,000	(2)		$1,143	(12)		$741,291

John R. Malloy, Jr. (9)	2006		**			**			**		**		**			**			**
Executive Vice President, Biofuels Business Unit	2007		$145,556	(6)		$140,000			$—		$705,762		$200,000	(4)		$541	(18)		$1,191,859
	2008		$288,400			$—			$—		$737,601		$—			$10,251	(12)		$1,036,252

William H. Baum	2006		$353,004			$176,306			$404,015		$—		$—			$10,127	(17)		$943,452
Executive Vice President, Business Development	2007		$367,422			$275,567			$273,827		$379		$—			$10,475	(17)		$927,670
	2008		$367,422			$100,000			$189,126		$131,468		$—			$1,143	(12)		$689,159

Gerald M. Haines II (10)	2006		***			***			***		***		***			***			***
Executive Vice President, Chief Legal Officer, and Secretary	2007		***			***			***		***		***			***			***
	2008		$270,455			$100,000			$—		$357,084		$—			$1,093	(13)		$628,632

Former Officer:

John A. McCarthy, Jr.	2006	$	**		$	**		$	**	$	**	$	**		$	**		$	**
Former Executive Vice President and Chief Financial Officer	2007		$158,611	(6)		$252,500			$342,002		$234,813		$286,000	(4)		$1,053	(18)		$1,274,979
	2008		$304,840	(7)		$14,167	(15)		$303,218		$821,714		$—			$31,119	(14)		$1,475,058

**	We have excluded 2006 compensation data for Mr. Riva, Malloy and McCarthy, as each was appointed an executive officer during 2007.
***	We have excluded 2006 and 2007 compensation data for Mr. Black and Haines, as each was appointed an executive officer during 2008.
(1)	Unless otherwise noted, (i) amounts for 2007 include amounts earned in 2007 but paid in 2008, and (ii) amounts for 2008 include amounts earned in 2008 and paid in 2008 or 2009.

(2)
In connection with his appointment as interim Chief Financial Officer, the compensation committee approved a payout of Mr. Black’s target bonus for 2008, representing approximately 40% of his base salary as of December 31, 2008

.(3)
Amounts relate to stock awards and stock option awards, as applicable, and reflect the share-based compensation expense recognized for financial statement reporting purposes using the multiple option approach in accordance with SFAS 123(R). Amounts include compensation costs recognized in 2007 with respect to awards and options granted in 2007 as well as in previous years and include compensation costs recognized in 2008 with respect to awards and options granted both in 2008 as well as in previous fiscal years. Pursuant to SEC rules, the amounts shown here exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by the named executive officers. See Note 12 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 16, 2009, and incorporated by reference into this proxy statement, for a discussion of the relevant assumptions used to determine the valuation of our stock awards for accounting purposes in 2008. See the “Grants of Plan-Based Awards Table” for information on awards made in 2008.

(4)	Amounts paid for cash awards to Mr. Riva, McCarthy and Malloy in connection with the completion of the merger in June 2007.

(5)
Amounts include long-term disability and group term life insurance benefits awarded to each executive officer, and, as applicable, payment for tax preparation fees, payment of legal fees, and post-employment salary continuation, bonus, and health benefits.

(6)
Compensation information for Riva, McCarthy, and Malloy for 2007 includes earnings from June 20, 2007, the effective date our merger with Celunol, and the date that each was appointed an executive officer of Verenium.

(7)
Salary information for Mr. McCarthy for 2008 includes earnings from January 1, 2008 through November 17, 2008, the effective date of his termination of employment. Amounts paid after November 17, 2008 pursuant to his respective employment agreements are reflected in the “All Other Compensation” column.

(8)	Mr. Black became principal financial officer effective November 18, 2008. Because Mr. Black was not a named executive officer in 2007, no prior year compensation data has been provided.

(9)	Mr. Malloy resigned as an officer effective March 31, 2009.

(10)	Mr. Haines joined Verenium effective January 14, 2008, and therefore no 2007 compensation data exists.

(12)	Amounts for Messrs. Riva, Black, Malloy and Baum $744 for group term life insurance and $399 for long term disability.

(13)	Amounts for Mr. Haines include $744 for group term life insurance and $349 for long term disability.

(14)
Amounts for Mr. McCarthy include $744 for group term life insurance and $399 for long term disability, and pursuant to Mr. McCarthy’s employment agreement, $1,643 for post-employment health insurance premiums, and $28,333 for post-employment salary continuation.

(15)	Amount of $14,167 paid in 2008 of total bonus of $170,000 in lieu of the amount that would have been earned and paid to Mr. McCarthy under the annual bonus plan. See “—Post-Employment Compensation.”.

(16)
Amount includes $720 for include long-term disability and group term life insurance benefits and $5,638 in costs paid for legal fees incurred by Mr. Riva in connection with the negotiation of his employment agreement.

(17)	Amount includes long-term disability and group term life insurance benefits and tax preparation fees.

(18)	Amounts for Messrs. McCarthy and Malloy include long-term disability and group term life insurance benefits.

Employment Agreements

Post-Employment Compensation

The amount of compensation payable to each named executive officer upon voluntary termination, involuntary termination without cause, termination following a change of control or termination in the event of disability or death of the executive is shown below.

Payments made upon termination

Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment, including salary and unused vacation pay.

Payments made in 2008 under Employment Arrangements

We made the following payments in 2008 to our former executive officers pursuant to employment agreements.

	Salary Continuation ($)	Bonus ($)	Benefit Payments ($)
John A. McCarthy, Jr	$28,333	$170,000	$1,643
John R. Malloy, Jr	$—	$—	$—

John A. McCarthy, Jr.

Under the terms of Mr. McCarthy’s separation agreement dated November 24, 2008, Verenium will pay Mr. McCarthy’s base salary and health insurance premiums for 12 months from the date of his termination. From November 18, 2008 to December 31, 2008, the amount paid for health insurance premiums was $1,643. Mr. McCarthy also was awarded an additional cash bonus of $170,000 for his 2008 performance to be paid over 12 months. Under the terms of Mr. McCarthy’s agreement, Verenium allowed for the acceleration of vesting of all time-based stock options granted on July 20, 2007. A total of 43,857 options vested pursuant to this agreement.

John R. Malloy, Jr.

Effective March 31, 2009, Mr. Malloy’s employment as an officer of Verenium ended. Mr. Malloy served as a consultant to Verenium for an additional 30 days past his termination date. Under Verenium’s employment agreement with Mr. Malloy dated September 24, 2008, Verenium will pay Mr. Malloy’s base salary and health insurance premiums for 12 months from the termination of his consulting term. Based on the separation, he is entitled to receive approximately $313,912 in severance compensation, $123,000 bonus to be paid in lieu of the amount that would have been earned and paid to Mr. Malloy under the annual bonus plan, along with approximately $24,000 in benefit payments, all to be paid over 12 months. Under the terms of Mr. Malloy’s agreement, Verenium allowed for the acceleration of vesting of all outstanding options as if he had remained employed for an addition period of 24 months. A total of 104,279 options vested pursuant to this agreement.

Potential Payments Upon Termination or Change in Control

Under Verenium’s employment agreements with Mr. Riva, Mr. Baum and Mr. Haines dated September 24, 2008, and Mr. Black dated December 17, 2008, if Verenium terminates the employment of said executives at any time without cause, as defined in the employment agreement, the terminated individual is entitled to receive, in addition to any earned but unpaid bonus for the most recently completed year, severance compensation equal to twelve months of that individual’s then-current base salary, plus the higher of his eligible bonus for the year in which the termination occurs, or the average bonus amount paid to him in the two fiscal years prior to termination, in each case, pro-rated by the number of days employed in the calendar year of the termination. This severance compensation will be paid in equal installments over a period of twelve months. Verenium will continue to pay the individual’s employee benefits for a period of twelve months, provided, however, that payments will cease upon voluntarily enrollment in an alternative health insurance plan. In addition, the agreements provide for the acceleration of stock option and stock award vesting as of the termination date as if he had remained employed for an additional period of twenty-four months (which may include conversion of performance-based options into time-based options with accelerated vesting as described).

Assuming that each of Messrs. Riva, Black, Baum and Haines was terminated without cause on December 31, 2008, each would have been entitled to receive approximate severance compensation as set forth below (amounts include cash severance compensation only):

Severance Compensation
Carlos A. Riva	$792,000
Jeffrey G. Black	$353,000
William H. Baum	$551,000
Gerald M. Haines II	$424,000

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Carlos A. Riva	8/11/2008	—	200,000	(2)	$2.61	$287,520
Jeffrey G. Black.	5/20/2008	—	70,000	(4)	$2.66	$101,030
John R. Malloy, Jr.	—	—	—		—	—
William H. Baum	5/23/2008	—	75,000	(3)	$2.56	$131,468
Gerald M. Haines, II	1/14/2008	—	100,000	(5)	$4.29	$293,510
	1/14/2008	—	150,000	(4)	$4.29	$349,568
	5/23/2008	—	75,000	(3)	$2.56	$131,468

Former Officer:
John A. McCarthy, Jr.	5/23/2008	—	200,000	(3)	$2.56	$350,580

(1)
Amounts represent the full grant date fair value of restricted stock and stock option awards under SFAS 123(R) granted to the named executive officers in 2008. The fair value for these awards was calculated using the closing price of Verenium’s common stock on the grant date. The full grant date fair value is the amount that Verenium would expense in its financial statements over the award’s vesting schedule. See Note 12 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 16, 2009, and incorporated by reference into this proxy statement, for a discussion of the relevant assumptions used to determine the valuation of stock awards for accounting purposes. These amounts reflect the company’s accounting expense for these awards and do not correspond to the actual amounts that may be recognized by the named executive officers.

(2)	Options vested 100% on grant date.

(3)
Options “cliff” vest upon performance based target. The board of directors accelerated the vesting 100% based upon the closing of the strategic partnership with BP Biofuels North America LLC on August 11, 2008.

(4)
Except as disclosed, stock option awards expire on the 10th anniversary of the grant date. The vesting schedule for options granted under these plans vest as follows: on the first anniversary of the grant date, 25% of the shares subject to stock option awards vests, with the remaining 75% of shares to vest in equal installments over the next three years on a quarterly basis.

(5)
Options “cliff” vest seven years from the date of grant. The board of directors may accelerate the vesting of up to 100% of the options upon the achievement of personal goals of the optionee or corporate goals of the Company, each as determined from time to time by the board of directors.

Outstanding Equity Awards at December 31, 2008

The following table sets forth certain information regarding outstanding equity awards held by the named executive officers at December 31, 2008.

	Option Awards(1)(2)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)/Share	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Carlos A. Riva	200,000	—		$2.61	8/11/2018	—		—	—	—
	110,636	513,510		$5.04	6/20/2017	—		—	—	—
	—	375,854	(4)	$5.04	6/20/2017	—		—	—	—
	—	289,496	(4)	$6.83	7/20/2017	—		—	—	—

Jeffrey G. Black	—	70,000		$2.66	5/20/2018	—		—	—	—
	27,500	5,000		$5.35	5/12/2015	—		—	—	—
	46,875	103,125		$6.61	7/19/2017	—		—	—	—

John R. Malloy, Jr.	8,377	25,132		$0.08	1/30/2017	—		—	—	—
	50,598	25,299		$0.06	5/17/2016	—		—	—	—
	39,352	86,574		$6.83	7/20/2017	—		—	—	—
	—	181,200	(4)	$6.83	7/20/2017	—		—	—	—

William H. Baum	75,000	—		$2.56	5/23/2018	—		—	—	—
	10,410	—		$6.53	2/24/2015	28,183	(5)	$24,801	—	—
	55,000	—		$7.63	2/5/2013	—		—	—	—
	127,207	—		$10.05	2/12/2014	—		—	—	—
	90,000	—		$14.35	12/20/2011	—		—	—	—
	45,000	—		$19.50	12/13/2010	—		—	—	—

Gerald M. Haines II	75,000	—		$2.56	5/23/2018	—		—	—	—
	—	150,000		$4.29	1/14/2018	—		—	—	—
	—	100,000	(4)	$4.29	1/14/2018	—		—	—	—

Former Officer:

John A. McCarthy, Jr.	200,000	—		$2.56	5/23/2018	—		—	—	—
	98,678	—		$6.83	7/20/2017	—		—	—	—

(1)	Stock option awards and stock awards were granted under the 1997 Equity Incentive Plan and the 2007 Equity Incentive Plan.

(2)
Except as disclosed, stock option awards expire on the 10th anniversary of the grant date. The vesting schedule for options granted under these plans vest as follows: on the first anniversary of the grant date, 25% of the shares subject to stock option awards vests, with the remaining 75% of shares to vest in equal installments over the next three years on a quarterly basis.

(3)	The values in this column are based on the $0.88 per share closing sales price of Verenium’s common stock on the NASDAQ Stock Market on December 31, 2008, the last trading day of 2008.

(4)
Options “cliff” vest seven years from the date of grant. The board of directors may accelerate the vesting of up to 100% of the options upon the achievement of personal goals of the optionee or corporate goals of the Company, each as determined from time to time by the board of directors.

(5)	Three outstanding unvested awards to be fully vested on a straight line basis through February 2010.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and stock vested during the year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Carlos A. Riva	—	—	105,157	$324,580
Jeffrey Black	—	—	11,417	$31,068
John R. Malloy, Jr.	11,169	$34,065	— —	—
William H. Baum	—	—	39,773	$101,449
Gerald M. Haines, II	—	—	—	—

Former Officer:
John A. McCarthy, Jr.	—	—	45,586	$124,358

Pension Benefits

None of Verenium’s named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by Verenium. Verenium’s compensation committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in Verenium’s best interests.

Nonqualified Deferred Compensation

None of Verenium’s named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by Verenium. Verenium’s compensation committee may elect to provide Verenium’s officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in Verenium’s best interests.

Compensation Committee Report*

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement and in Verenium’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2008 filed on March 16, 2009 and April 30, 2009. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the CD&A be included in Verenium’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2008.

Compensation Committee
Mr. Peter Johnson (Committee Chair)
Dr. James H. Cavanaugh
Dr. Fernand Kaufmann
Mr. Joshua Ruch

*
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Verenium under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any incorporation language contained in such filing.

Equity Compensation Plan Information

The following table provides aggregate information as of December 31, 2008 regarding the Company’s equity compensation plans, including the 2007 Equity Incentive Plan (“2007 Plan”), 1997 Equity Incentive Plan, the 1999 Non-Employee Directors’ Stock Option Plan (the “1999 Directors’ Plan”), the 1999 Employee Stock Purchase Plan, and the 2005 Non-Employee Directors’ Equity Incentive Plan, the Celunol Corp. 2006 Equity Incentive Plan, the Celunol Corp. 2004 Equity Incentive Plan, and the Celunol Corp. 1998 Stock Plan. As a result of the termination of the 1999 Directors’ Plan, no additional option grants will be made under the 1999 Directors’ Plan.

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	9,193,499	$6.3581	4,198,265	(1)
Equity compensation plans not approved by security holders(2)	323,300	$9.0542	—

Total	9,516,799	$6.4497	4,198,265

(1)	Includes 1,147,174 shares of common stock that were subject to awards as of December 31, 2008 under the Company’s 1999 Employee Stock Purchase Plan.

(2)
On June 20, 2007, in connection with the Company’s merger with Celunol Corp., the Company assumed all of Celunol’s outstanding options outstanding pursuant to the Celunol plans. The number of shares of Company common stock to be issued upon exercise of a Celunol option was determined in accordance with the terms of the merger agreement. No additional options or other awards will be issued under the assumed plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

The following includes a summary of transactions since January 1, 2008 to which Verenium has been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of its directors, executive officers or beneficial owners of more than five percent of Verenium’s common stock had or will have a direct or indirect material interest, other than equity and other compensation, termination, change-in-control and other arrangements, which are described under “Executive Compensation.” Verenium believes the terms obtained or consideration that it paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Policies and Procedures for Related-Person Transactions

Under Verenium’s amended audit committee charter, all “related-persons transactions” must receive the approval of its audit committee. In accordance with the SEC requirements, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Verenium and any “related person” are participants involving an amount that exceeds $120,000. A related person is any executive officer, director, or a holder of more than five percent of Verenium’s common stock, including any of their immediate family members, and any entity owned or controlled by such persons.

In considering related-person transactions, Verenium’s audit committee takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to Verenium, (ii) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products and (v) the terms available to or from, as the case may be, unrelated third parties or to or from Verenium’s employees generally. In the event a director has an interest in the proposed transaction, Verenium’s audit committee requires the director to recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, Verenium’s audit committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Verenium and its stockholders, as the audit committee determines in the good faith exercise of its discretion.

Independence of the Board of Directors

As required under the listing standards of the NASDAQ Stock Market, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and Verenium, its senior management and its independent registered public accounting firm, the Verenium board of directors affirmatively has determined that all of its directors are independent directors within the meaning of the applicable NASDAQ Stock Market listing standards, except for Mr. Riva, who is Verenium’s chief executive officer.

Syngenta

On February 20, 2003, Verenium completed a series of agreements with Syngenta Participations AG, or Syngenta, and Torrey Mesa Research Institute, or TMRI, a wholly-owned subsidiary of Syngenta. Under the transactions, the companies formed an extensive research collaboration whereby Verenium was entitled to receive a minimum of $118,000,000 in research and development funding over the initial seven-year term of the related research collaboration agreement and was eligible to receive certain milestone payments and royalties upon product development and commercialization Additionally, Verenium acquired certain intellectual property rights licenses from Syngenta used in activities conducted at TMRI. Verenium also purchased certain property and equipment from TMRI and assumed certain miscellaneous liabilities under equipment maintenance contracts. One of Syngenta’s affiliates, Syngenta Seeds AG, held approximately 5.4% of Verenium’s outstanding common stock immediately prior to the close of the transactions. Upon closing, Verenium issued to Syngenta and TMRI a total of 6,034,983 shares of common stock and a warrant to purchase up to 1,293,211 shares of Verenium’s common stock at $22.00 per share that is exercisable for ten years starting in 2008. The total value of the acquisition was approximately $74,000,000, including transaction fees. The value of Verenium’s common stock used in determining the purchase price was $11.44 per share based on the average of the closing prices of Verenium’s common stock for a range of five trading days—two days prior to, two days subsequent to, and the announcement date for the transactions of December 4, 2002. The value of the warrant issued was determined by a third party valuation. The transaction was accounted for as an asset purchase under accounting principles generally accepted in the United States. On December 31, 2006, Verenium entered into a license and research agreement to supersede and replace the aforementioned research collaboration. This license and research agreement is focused on the discovery and development of a range of novel enzymes to convert pre-treated cellulosic biomass to mixed sugars economically—a critical step in the process of biofuel production. Under the terms of the 10-year agreement, the two-year guaranteed funding period totaling $8 million per year expired on December 31, 2008. The Company does not anticipate continuing to receive significant funding from Syngenta under this agreement. In 2008, the Company recognized revenue of $9.4 million from its agreement with Syngenta.

Genomatica

Verenium has entered into a collaboration agreement with Genomatica, a leader in computational systems biology. Pursuant to the agreement, Verenium paid Genomatica approximately $310,000 in 2008. William Baum, Verenium’s Executive Vice President and Business Development General Manager of its Specialty Enzymes Business Unit, is a director of Genomatica. Except to the extent of his employment with Verenium, his ownership of Verenium common stock or options to purchase Verenium common stock and any equity securities of Genomatica owned by him, Mr. Baum has no other interest in the agreement between Verenium and Genomatica.

Voting and Lock-up Agreements

Verenium entered into lock-up agreements with certain of its executive officers in connection with the February 2008 sale of its 8% senior convertible notes. The lock-ups expired on September 27, 2008 and excluded sales of shares by the executive officers in connection with an existing 10b-5(1) plan and sales at greater than $6.00 per share.

Indemnification Agreements

As permitted by Delaware law, Verenium has entered into indemnity agreements with its directors and certain executive officers. Under these indemnity agreements, Verenium must indemnify its directors and executive officers against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, in the event such director or officer has been made a party to any proceedings by reason of the fact that such person is or was a director or an executive officer of Verenium or any of its affiliated enterprises. Verenium’s obligation to indemnify its directors and officers only apply if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Verenium and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification by any of Verenium’s directors or executive officers.

Verenium also maintains directors’ and officers’ liability insurance for the benefit of its directors and certain of its officers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

[Facsimile Signature]

Gerald M. Haines II
Secretary

July [__], 2009

A copy of Verenium’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 16, 2009 and amended by Amendment No. 1 on Form 10-K/A filed with the Securities and Exchange Commission on April 30, 2009, is available without charge upon written request to:  Investor Relations, Verenium Corporation, 55 Cambridge Parkway, Cambridge, Massachusetts 02142.

Note 12 of the Notes to the Consolidated Financial Statements, included in our Annual Report on Form 10-K filed on March 16, 2009, is incorporated by reference into this proxy statement.